Exhibit 33.1

AMENDED AND RESTATED LOAN AGREEMENT

AMENDED AND RESTATED LOAN AGREEMENT made as of the 31st day of December, 2006 by and between SOVEREIGN BANK, with an office at 75 State Street, Boston, Massachusetts 02109 (hereinafter referred to as the “Lender”), and BTU INTERNATIONAL, INC., a Delaware corporation with its chief executive office, principal place of business and mailing address at 23 Esquire Road, North Billerica, Massachusetts 01862 (hereinafter referred to as the “Borrower”).

WHEREAS, the Lender and Borrower entered into a Loan Agreement dated as of June 26, 2002 (the “Original Loan Agreement” and together with all amendments, including the First Amendment referred to below, the “Loan Agreement”), pursuant to which, among other things, the Lender extended a revolving line of credit (the “Revolving Credit”) to the Borrower in the amount of $14,000,000.00, evidenced by a Revolving Credit Note (the “Original Revolving Credit Note”); and

WHEREAS, the Lender and Borrower entered into a First Amendment to Loan Agreement (hereinafter the “First Amendment”) dated as of January 28, 2004, pursuant to which, among other things, the Termination Date was extended to May 31, 2007; the definition of “Borrowing Base” was amended; (iii) certain covenants and definitions in the Loan Agreement were modified and amended; and a security interest in all the assets of the Borrower was granted by the Borrower to the Lender; and

WHEREAS, the Lender and Borrower have agreed, subject to the provisions of this Amended and Restated Loan Agreement, among other things that: (i) the amount available under the Revolving Credit (subject to the Borrowing Base) be increased to Fifteen Million ($15,000,000.00); (ii) the Termination Date under the Revolving Credit be extended to December 31, 2010; (iii) that certain covenants and definitions in the Loan Agreement be modified and amended; and (iv) that the Security Agreement dated as of January 28, 2004 and UCC financing statement(s) filed with the Delaware Secretary of State in or about 2004 be terminated;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend and restate the Original Loan Agreement, as previously amended as follows:

SECTION 1. DEFINITIONS. As used herein:

1.1. Accounting Terms All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data submitted pursuant to this Loan Agreement shall be prepared in accordance with GAAP.

1.2. Affiliates - means any Person: (1) which directly or indirectly Controls, or is Controlled by, or is under common Control with, the Borrower or any subsidiary of the Borrower; (2) which directly or indirectly beneficially owns or holds any class of voting stock of the Borrower or any subsidiary; or (3) the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or any subsidiary.

1.3. Banking Day - means with respect to any date that is specified in this Agreement, to be subject to adjustment in accordance with the applicable Business Day Convention, (i) a day on which commercial lenders settle payments in the Commonwealth of Massachusetts or London, England if the payment obligation is calculated by reference to any LIBOR rate, (ii) in any other case, any day on which Lender is open for business.

1.4. Borrowing Date - means any day upon which a LIBOR Rate Loan is made.

1.5. Borrowing Request - means a request in the form of Exhibit 1.4 by the Borrower to the Lender to loan or advance funds in the form of either a Prime Rate Loan or a LIBOR Rate Loan.

1.6. Business Day Convention - means the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Banking Day. Reference to a payment date, when used in conjunction with the term “Business Day Convention”, shall mean that an adjustment will be made if the date would otherwise fall on a day that is not a Banking Day so that the date will be the first following day that is a Banking Day.

1.7 Cash Equivalents - means (i) marketable securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition, (iii) time deposits, certificates of deposit or bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with the Lender, (iv) repurchase obligations with a term of not more than ninety days for underlying securities of any of the types described in clause (i), (ii) or (iii) and entered into with the Lender.

1.8 China Operations - means the business conducted by BTU Ltd. (Shanghai) or any successor business entity or wholly-owned subsidiary or subsidiaries which conduct substantially the same business.

1.9. Control - means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.10. Effective Date - means the date of execution of this Loan Agreement.

1.11. Eligible Inventory - means the amount of Inventory, net of reserves, (valued at the lesser of cost to the Borrower or market value) appearing on the Borrower’s books of account (maintained in accordance with GAAP) which continually meets the following requirements:

(a) It is raw materials, work in process or finished goods and is saleable in the ordinary course of business;

(b) It is owned by the Borrower and is not subject to any lien or security interest whatsoever other than liens permitted by Section 6.1.

The value of Eligible Inventory shall be valued at the lesser of cost to the Borrower or market value, net of reserves. In no event shall Eligible Inventory include damaged, obsolete, outdated and otherwise unsaleable Inventory.

1.12. Eligible Receivables - The term “Eligible Receivable”, as used herein, means the amount of the Borrower’s accounts receivable appearing on the Borrower’s consolidated books of account (maintained in accordance with GAAP) (hereinafter an “Account”) owing to Borrower and its wholly owned subsidiaries, whether domestic or foreign, which is a bona fide existing obligation owed to the Borrower or such subsidiaries and which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a) The Account is not more than ninety (90) days past due date;

(b) The Account arose from (i) the performance of services or (ii) an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Lender, receipts evidencing such shipment or (iii) a contract with a customer calling for progress billing and the Borrower has satisfied the contract’s terms and conditions for such billing;

(c) The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process;

(d) The Account is net of set-offs, credits, allowances or adjustments by the account debtor, and the account debtor has not disputed its liability thereon and has not returned any of the goods from the sale of which the Account arose;

(e) The Account arose in the ordinary course of Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower;

(f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower;

(g) The Account is not owed by an entity which is a parent, brother/sister, subsidiary or other Affiliate of Borrower;

(h) The Account is not evidenced by a promissory note, unless such note has been delivered to the Lender;

(i) The Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis; or

(j) The Account is not owed by United States governmental agencies or by any state government agencies which, in order to perfect a lien, would require execution by such agency of any assignment or other documentation;

PROVIDED THAT if, at any time Fifty (50%) percent or more of the aggregate amount of the Accounts due from any account debtor (or such higher percentage as the Lender has agreed may be applicable to specified account debtors) are more than ninety (90) days past the due date, none of the Accounts (then existing or hereafter or thereafter arising) due from such account debtor shall be deemed to be Eligible Receivables until such time as less than Fifty (50%) percent (or such higher percentage as may be applicable to said account debtor, if the Lender has so agreed) of the Accounts due from such account debtor are (as a result of actual payments received thereon) more than ninety (90) days past the due date. Accounts payable by Borrower to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Eligible Receivables from such account debtor for purposes of determining the Borrowing Base. Characterization of any Account due from an account debtor as a Eligible Receivable shall not in any way obligate Lender to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Eligible Receivable. It is Borrower’s responsibility to determine the credit-worthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Eligible Receivables constitute collateral.

PROVIDED FURTHER, in the event there is an Event of Default while there exist any outstanding Loans and the Bank has elected, in its sole and absolute discretion, (i) to forbear from accelerating the Obligations or (ii) to continue to make advances available to the Borrower, and such Event of Default has not been cured by the Borrower, or waived by the Lender, within thirty (30) days, then, in such instance, sixty (60) days following the expiration of such thirty (30) day period, all Accounts appearing on the books of account of the China Operations shall no longer be included in the definition of Eligible Receivables. Further, in the event the Bank elects to forbear from accelerating the Obligations and to continue to make advances available during the continuance of such Event of Default, then, notwithstanding any provision of Section 2.1 to the contrary, the maximum amount the Bank shall be required to advance during the periods described in the preceding sentence on the basis of Accounts appearing on the books of account of the China Operations shall not exceed Two Million ($2,000,000.00) Dollars.

The Lender, in its sole discretion, may, on a case by case basis, by written notice, waive one or more of the specifications enumerated above required of a Eligible Receivable, provided however, a waiver of a specification or requirement in one instance shall not be deemed a waiver of any other specification nor a waiver of said specification or requirement on any other occasion.

PROVIDED FURTHER, in the event that the Borrower grants the Lender a security interest in the Borrower’s assets, then, in such instance, all Accounts, whether or not the Accounts are deemed Eligible Receivables, and all Inventory, whether or not Eligible Inventory, shall constitute a portion of the Lender’s collateral.

1.13. GAAP – means the generally accepted accounting principles observed in the preparation of the Borrower’s audited financial statements for its fiscal year ended December 31, 2001, consistently applied.

1.14. Hedging Obligations - means, with respect to the Borrower, all liabilities of the Borrower to the Lender under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

1.15. Interbank Market - means, with respect to any LIBOR Rate Loan, any recognized interbank Eurodollar market chosen in good faith by Lender.

1.16. Interest Maturity Date - means the date on which an Interest Period expires.

1.17. Interest Payment Date - means relative to any LIBOR Rate Loan, having an Interest Period of three (3) months or less, the last Banking Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each Banking Day which is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

1.18. Interest Period - means relative to any LIBOR Rate Loans

(i)	initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2.4(b) and ending on (but excluding) the day which numerically corresponds to such date 30, 60, 90, or, if available, 180 days, in each case as the Borrower may select in a written notice to the Lender at least two business days prior to the date on which such LIBOR Rate Loan is to take effect; and

(ii)	thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending 30, 60, 90, or, if available, 180 days thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than two Banking Days prior to the last day of the then current Interest Period with respect thereto;

provided, however, that

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six (6) different dates;

(b) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Agreement shall be of the same duration;

(c) Interest Periods for LIBOR Rate Loans in connection with which Borrower has entered into a Hedging Obligation with the Lender shall be of the same duration as the relevant periods set under such Hedging Obligation;

(d) if such Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next following Banking Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Banking Day; and

(e) no Interest Period may end later than the Termination Date.

1.19. Inventory - means all “Inventory” as that term is defined in the Uniform Commercial Code as of the date hereof, including, without limitation, any and all goods, merchandise or other personal property, wheresoever located and whether or not in transit, now owned or hereafter acquired by the Borrower, which is or may at any time be held for sale or lease, or furnished or to be furnished under any contract of service or held as raw materials, work in process, finished goods, supplies or materials used or consumed in the Borrower’s business, and all such property the sale or other disposition of which has given rise to Accounts, Chattel Paper, Documents, or Instruments and which has been returned to or repossessed or stopped in transit by the Borrower.

1.20. Letters of Credit. Those Letters of Credit issued by Lender under Section 2.8 hereof.

1.21. Leverage Ratio- has the meaning provided in Schedule A.

1.22. Liabilities - means, as to any Person, all obligations, contingent or otherwise, that in accordance with GAAP should be classified as liabilities upon such Person’s balance sheet or to which reference should be made by footnotes thereto, but in any event including (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under any capital leases, as such term is defined by the Financial Accounting

Standards Board; (3) current liabilities in respect of unfunded vested benefits under any Plan as defined in the Employee Retirement Income Security Act of 1974; (4) obligations under letters of credit issued for the account of any Person; (5) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (6) obligations secured by any lien on property owned by the Person, whether or not the obligations have been assumed.

1.23. LIBOR Interest Rate - means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum (rounded to the nearest 1/16%) determined pursuant to the following formula:

LIBOR Interest Rate = LIBOR Rate

                                                         (1.0 - LIBOR Reserve Percentage)

1.24. LIBOR Rate - means relative to any Interest Period for LIBOR Rate Loans, (a) the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period available in the London inter-bank market which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period or (b) if no such rate appears on the Telerate Page 3750 (or any successor service) the rate of interest determined by the Lender in its sole discretion to approximate the rate offered in the London interbank market for a period equal to such LIBOR Interest Period.

1.25. LIBOR Rate Loan(s) - means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

1.26. LIBOR Reserve Percentage - means, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

1.27. Loan Agreement - means this Amended and Restated Loan Agreement, as the same may hereafter be supplemented, modified or amended.

1.28. Loan Documents - means any and all agreements, instruments, documents, security agreements, mortgages, financing statements, and supplements thereto and relating to the Loan, or entered into between the Borrower in favor of, or with, the Lender, at any time, for any purpose, including, without limitation, the Loan Agreement, the Amended Revolving Credit Note, any Term Notes, as defined in the Loan Agreement, hereafter executed by the Borrower, and the Security Agreement, if any, executed by the Borrower.

1.29. London Banking Day - means a day on which dealings in US dollar deposits are transacted in the London interbank market.

1.30. Margin - shall mean Two and 25/100 (2.25%) percent (i.e., 225 basis points), unless (i) the financial statements for the most recent fiscal quarter and the corresponding covenant compliance certificate submitted by the Borrower report a Leverage Ratio which is less than .75 to 1.0 but equal to or greater than .50 to 1.0 (a “Tier Two Leverage Ratio”), in which event the Margin shall be One and 75/100 (1.75%) percent (i.e., 175 basis points), or (ii) the financial statements for the most recent fiscal quarter and corresponding covenant compliance certificate submitted by the Borrower report a Leverage Ratio of the Borrower which is less than .50 to 1.0 (a “Tier One Leverage Ratio”), in which event the Margin shall be One and 25/100 (1.25%) percent (i.e., 125 basis points). Such adjustments shall be effective on the first business day of the month next following the Lender’s receipt of the financial statement and covenant compliance certificate evidencing attainment of a Tier One or Tier Two Leverage Ratio, as the case may be, provided, however, adjustments will not take effect with regard to pre-existing LIBOR Rate Loans, but such adjusted Margin shall be effective with regard to LIBOR Rate Loans advanced on or after the date of the adjustment or conversions of Prime Rate Loans to LIBOR Rate Loans on or after the date of such adjustment.

1.31. Note - means the Amended Revolving Note, as defined in Section 2.3 below and the term “Notes” means the Amended Revolving Note and any and all Term Notes, as defined in Section 2.6.

1.32. Obligations - means all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transaction described in this Loan Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, including without limitation, all interest, fees, charges, expenses and attorneys’ fees chargeable to the Borrower or incurred by the Lender in connection with the Borrower’s account whether provided for herein or in any Supplemental Agreement, including all Hedging Obligations.

1.33. Person - means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

1.34. Prime Rate – means the variable per annum rate of interest so designated from time to time by the Lender as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The rate of interest hereunder shall change simultaneously and automatically, without further notice, upon the Lender’s determination and designation from time to time of the Prime Rate. The Lender’s determination and designation from time to time of the Prime Rate shall not in any way preclude the Lender from making loans to other borrowers at rates that are higher or lower than or different from the referenced rate.

1.35. Prime Rate Loans – means when used in the singular any Loan on which the Interest rate is calculated by reference to the Prime Rate, and, when used in the plural, shall mean all such Loans.

1.36. Reserve Rate - means the rate (expressed as a decimal) at which Lender would be required to maintain reserves under REGULATION D of the Board of Governors of the Federal Reserve System against Eurodollar Liabilities if such Liabilities were outstanding. The LIBOR Interest Rate shall be adjusted automatically as of the effective date of any change in the Reserve Rate.

1-37. Supplemental Agreements - means any and all agreements, instruments, documents,

security agreements, mortgages, financing statements, and supplements thereto granting or intending to grant to the Lender any lien, security interest, pledge, assignment or indemnification to secure the Obligations, or entered into between the Borrower or and the Lender, at any time, for any purpose.

1.38. Termination Date - means December 31, 2010, as it may be extended, in the Lender’s sole discretion, as set forth in Section 2.7 hereof.

1.39. Variable Rate - has the meaning provided in Section 2.4(a).

1.40. Additional Definitions Unless otherwise specifically defined herein, all terms used in this Loan Agreement and in all documents referred to herein and which have been defined in Articles 1, 2 or 9 of the Massachusetts Uniform Commercial Code, shall be interpreted and construed in light of the sections, the definitions, the “official comment”, and the definitional and substantive cross-references of the Uniform Commercial Code.

SECTION 2. TERMS OF BORROWING.

2.1. Revolving Credit. The Lender hereby agrees that it will loan to the Borrower and the Borrower may borrow from the Lender, from time to time on notice to the Lender as provided below (the “Revolving Credit”) such amounts as the Borrower may request from time to time, provided that the aggregate amount borrowed hereunder shall not exceed the lesser of:

(a) the Borrowing Base, as defined below; or

(b) FIFTEEN MILLION ($15,000,000.00) DOLLARS.

For purposes of this Agreement, except as otherwise expressly set forth herein, the term “Borrowing Base” shall be deemed to mean a sum equal to:

(1)	One Hundred (100%) Percent of all balances of cash and Cash Equivalents from all cash accounts of the Borrower, not to exceed, in any event, One Million ($1,000,000.00) Dollars; PLUS

(2)	Eighty (80%) Percent of the Eligible Receivables; PLUS

(3)	Thirty-Five (35%) Percent of the Borrower’s Eligible Inventory, with Inventory advances not to exceed, in any event, Four Million ($4,000,000,00) Dollars; PLUS

(4)	Eighty (80%) Percent of the higher of the (i) net book value or (ii) appraised value of Borrower’s Fixed Assets, as defined in Section 2.2 below;

LESS

(5)	The aggregate face amount(s) of any Letter of Credit outstanding hereunder plus the outstanding amount, if any, of all amounts previously drawn under any Letter (s) of Credit which have not been reimbursed to Lender by Borrower.

In the event of an acquisition of a business by the Borrower, (i) for purposes of calculating the Borrowing Base applicable to the Loan the proceeds of which are being used by the Borrower to make the acquisition of such business, the Borrowing Base shall include the Eligible Receivables, the Eligible Inventory and the Fixed Assets of the business being acquired, and (ii) until such time as a satisfactory field examination of the acquired business has occurred (which Lender agrees to arrange promptly and without unreasonable delay), the Borrowing Base shall be reduced to the Seventy-five (75%) percent of the amount which would otherwise be available under this Section 2.1. and after the conclusion of a field exam, satisfactory to the Lender in its reasonable judgment (which the Lender agrees to arrange promptly without unreasonable delay), the Borrowing Base shall return to the calculation set forth above.

The loans made pursuant to this Section (including all Loans converted to Term Loans as described in Section 2.6) shall be known as the “Loan” or “Loans”, as the context requires or permits. The making of Loans, advances, and credits by Lender to the Borrower in excess of the above described Borrowing Base formula is for the benefit of the Borrower and does not affect the obligations of Borrower hereunder; all such Loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

2.2. Borrowing Base Report, Etc. For purposes of computing the Borrowing Base, within fifteen (15) days after the end of each month, the Borrower shall furnish to the Lender information adequate to identify Accounts and Inventory at times and in form and substance as may be required by the Lender, including, without limitation, a Borrowing Base Certificate in the form attached hereto as Exhibit 2.2, a deposit account report (showing cash balances in all locations), an Accounts agings (also known as a receivables aging), an Inventory summary and a Fixed Asset listing (such as a depreciation schedule), each certified by the President, Treasurer or Chief Financial Officer as being true, accurate and complete, together with such certificates as the Lender may reasonably require from the Borrower representing that no Event of Default has occurred and is continuing and that the Borrower knows of no event which, but for the passage of time or the giving of notice, would create an Event of Default. Together with each schedule, the Borrower shall, upon request of the Lender, furnish copies of customers’ invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and the Borrower warrants the genuineness thereof. Notwithstanding the foregoing, provided that there are no Loans outstanding under the Revolving Credit and the aggregate balance of outstanding Letters of Credit issued by the Lender are less than Two Million ($2,000,000.00) Dollars, then, in such event, the reports under this Section 2.2 shall not be required to be filed for such month, provided, however, all such reports must be filed at minimum within fifteen (15) days of each fiscal quarter end.

For purposes of Section 2.1, the term “Fixed Assets” shall mean the Borrower’s equipment, furniture and fixtures, but such term shall exclude leasehold improvements, goodwill, software and other intangible assets. In measuring the value of the Fixed Assets, the Lender shall use Eighty (80%) percent of the net book value of said Fixed Assets (determined in accordance with GAAP), unless the Borrower elects to have its Fixed Assets appraised by an appraiser reasonably satisfactory to the Lender, at the Borrower’s sole expense, in which event, Eighty (80%) percent of the appraised value of the Fixed Assets may be substituted as the Fixed Asset component of the Borrowing Base. Such appraisal shall be updated at the expense of the Borrower upon request by the Lender, but not more than once annually.

2.3. Amended Revolving Note/Repayment of the Revolving Credit. All advances under the Revolving Credit shall be evidenced by an Amended and Restated Revolving Credit Note from Borrower to the order of Lender dated of even date herewith (the “Amended Revolving Note”), such Amended Revolving Note to be in the form of Exhibit 2.3 hereto. Each advance under the Amended Revolving Note shall be recorded in an account on the Lender’s books in which shall also be recorded accrued interest on advances, payments on such advances, and other appropriate debits and credits as herein provided, and such account shall constitute prima facie evidence of the information contained therein. In the event the Revolving Credit at any time exceeds the Borrowing Base, the Borrower will immediately, upon notification thereof from the Lender, repay to the Lender the amount by which the Revolving Credit exceeds the Borrowing Base.

2.4. Interest on the Revolving Credit. All Loans shall bear interest as described below and shall be evidenced by the Amended Revolving Note and shall be payable as described therein.

(a) Prime Rate Loans. By delivering a Borrowing Request (or providing telephonic notice confirmed in a writing in the form of a Borrowing Request) to the Lender on or before 10:00 a.m., New York time, on a Banking Day, the Borrower may, from time to time, irrevocably request that a Prime Rate Loan be made in a minimum amount of Fifty Thousand ($50,000.00) Dollars and incremental multiples of Twenty-Five Thousand ($25,000.00) Dollars. Interest, net of those advances (if any) which bear interest calculated by reference to the LIBOR Rate, prior to default or maturity, will be charged to Borrower at a fluctuating rate which is the daily equivalent to a variable rate (the “Variable Rate”) equal to the Prime Rate, unless (i) the financial statement of the Borrower for the most recent fiscal quarter and the corresponding covenant compliance certificate submitted by the Borrower report a Leverage Ratio, which is less than .75 to 1.0 but equal to or greater than ..50 to 1.0 (a “Tier Two Leverage Ratio”), in which event the rate of interest payable hereunder shall be adjusted to a rate equal to the aggregate of the Prime Rate minus one-quarter (0.25%) percent, or (ii) the financial statements for the most recent fiscal quarter and corresponding covenant compliance certificate submitted by the Borrower report a Leverage Ratio of the Borrower which is less than .50 to 1.0 (a “Tier One Leverage Ratio”), in which event the rate of interest payable hereunder shall be adjusted to a rate equal to the aggregate of the Prime Rate minus one-half (0.50%) percent. Such adjustments shall take effect on the first business day of the month next following the Lender’s receipt of the financial statement and covenant compliance certificate evidencing attainment of a Tier One or Tier Two Leverage Ratio, as the case may be. On the other hand, in the event that the financial statements for the most recent fiscal quarter and the corresponding covenant compliance certificate evidence that the Leverage Ratio of the Borrower has increased and the Borrower has been paying interest based on a Tier One or Tier Two Leverage Ratio which is no longer being achieved, then, effective on the first business day of the month next following the Lender’s receipt of the financial statement and covenant compliance certificate evidencing the changed Leverage Ratio, the Lender shall adjust the interest rate to the rate set forth above for the Leverage Ratio which is evidenced and reported.

Interest shall be calculated upon the outstanding balance owing to the Lender at the close of each day and interest on Prime Rate Loans shall be payable on the first day of each month in arrears. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) days. Interest shall be payable in lawful money of the United States of America to Lender, or otherwise as the Lender shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.

(b) LIBOR Rate Loans.

(i) By delivering a Borrowing Request (or providing telephonic notice confirmed in a writing in the form of a Borrowing Request) to the Lender on or before 10:00 a.m., New York time, on a Banking Day, the Borrower may, from time to time, irrevocably request, on not less than two (2) nor more than five (5) Banking Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of Two Hundred-Fifty Thousand ($250,000.00) Dollars and incremental multiples of Twenty-five Thousand ($25,000.00) Dollars, with the Interest Period designated. On the terms and subject to the conditions of this agreement, each LIBOR Rate Loan shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in its Borrowing Request.

(ii) After receipt from the Borrower of any notice which requests a conversion to a LIBOR Rate Loan, the Lender shall determine if it is able to make such LIBOR Rate Loan (or if it is unable to do so for reasons described in this Paragraph only) and will notify the Borrower upon confirmation of its ability to do so.

(iii) No election of a LIBOR Rate Loan shall become effective:

(a) if, prior to the commencement of any such Interest Period, the Lender reasonably determines that (i) Eurodollar deposits in an amount comparable to the amount of the LIBOR Rate Loan that has been requested and which have a term corresponding to the proposed Interest Period are not readily available in the inter bank Eurodollar market, or (ii) by reason of circumstances affecting the inter bank Eurodollar market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed Interest Period; or

(b) if the Lender shall have advised the Borrower by telephone or otherwise at or prior to noon (Boston time) on the second Banking Day prior to the commencement of such proposed Interest Period (and shall have subsequently confirmed in writing) that, after reasonable efforts to determine the availability of such Eurodollar deposits, the Lender reasonably anticipates that Eurodollar deposits in an amount equal to the amount of the LIBOR Rate Loan elected and which have a term corresponding to the Interest Period in question will not be offered in the Eurodollar market to the Lender at a rate of interest that does not exceed the anticipated LIBOR Rate.

In such event, then the Lender shall so notify the Borrower on or before 4:00 p.m. on the Banking Day prior to the conversion date specified in the notice from the Borrower, and in such event, the Lender shall not be obligated to make such LIBOR Rate Loan and the Borrower’s request shall be deemed to have been withdrawn by the Borrower.

(iv) Except as otherwise provided in the immediately preceding subparagraph (iii), any notice from the Borrower which requests a LIBOR Rate Loan shall be irrevocable and binding upon the Borrower.

(v) The Borrower shall pay interest on the aggregate unpaid principal balance of each LIBOR Rate Loan from the Borrowing Date for such LIBOR Rate Loan through and including the Interest Maturity Date chosen by the Borrower with respect to such LIBOR Rate Loan at a per annum fixed rate equal to the aggregate of (i) the LIBOR Interest Rate plus (ii) the Margin, and such interest shall be payable on the Interest Payment Date or Dates applicable to such LIBOR Rate Loan.

(vi) If a LIBOR Rate Loan is not repaid in full on its Interest Maturity Date, then such LIBOR Rate Loan shall bear interest at the rate which is calculated by reference to the Prime Rate as described in Section 2.4(a) above from and after such Interest Maturity Date.

(vii) Each LIBOR Rate Loan shall be repaid in full on its Interest Maturity Date.

(viii) Any LIBOR Rate Loan may be repaid with the proceeds of another Loan.

(ix) Intentionally Omitted.

(x) By delivering a continuation/conversion notice to the Lender on or before 10:00 a.m., New York time, on a Banking Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Banking Days’ notice, that all, or any portion in an aggregate minimum amount of Two Hundred Fifty Thousand ($250,000.00) Dollars and integral multiples of Twenty-Five Thousand ($25,000.00) Dollars, of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations, In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Banking Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the Prime Rate, as set forth in Section 2.4(a) above.

(xi) LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan.

(xii) LIBOR Rate Loans in connection with which the Borrower has entered into Hedging Obligations with the Lender may be prepaid, subject to the prepayment fees provided in the contract(s) governing such Hedging Obligations; other LIBOR Rate Loans maybe prepaid upon the terms and conditions set forth herein. The Borrower shall give the Lender, no later than 10:00 a.m., New York City time, at least four (4) Banking Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of Twenty-five Thousand ($25,000.00) Dollars and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Lender incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Lender pursuant to the following formula:

(1)	the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

(2)	the LIBOR Interest Rate plus the Margin applicable to the LIBOR Rate Loan being prepaid.

If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

(3)	the amount of the LIBOR Rate Loan being prepaid.

The resulting amount shall be divided by:

(4)	360

and multiplied by:

(5)	the number of days remaining in the Interest Period as to which the prepayment is being made.

Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.

The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

(xiii) Notwithstanding any other provision of this Agreement, (1) if the introduction of or any change in any law or regulation (or change in the interpretation thereof) applicable to the Lender or any foreign branch, agent or correspondent thereof shall make it unlawful, or (2) if any central bank or other governmental authority having jurisdiction over the Lender or any such branch, agent or correspondent, shall assert that it is unlawful, for the Lender to perform its obligations hereunder or for any such branch, agent or correspondent to act on behalf of the Lender to make LIBOR Rate Loans to the Borrower or to continue to fund or maintain LIBOR Rate Loans to the Borrower hereunder, or (3) if the Lender determines after making all reasonable efforts, that deposits of the relevant amount and for the relevant LIBOR Rate Loan to the Borrower are not available to the Lender in the Interbank Market, then, on notice thereof by the Lender to the Borrower, the obligation of the Lender to the Borrower to make future LIBOR Rate Loans shall terminate. If, as a result of any of the foregoing described events, the Lender is prohibited from maintaining LIBOR Rate Loans, the Lender shall, upon the happening of such event, notify the Borrower and the Borrower shall, in the case of each LIBOR Rate Loan, on the Interest Maturity Date of such LIBOR Rate Loan (or, in any event, if the Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), either prepay such LIBOR Rate Loan or convert such LIBOR Rate Loan into a Prime Rate Loan, provided, however, in the event any such prepayment or conversion is required no LIBOR Rate Loan Prepayment Fee shall be required to be paid by the Borrower.

(xiv) If, due to payments made by the Borrower pursuant to this Agreement or due to the acceleration of the Obligations or due to any other reason, except by reason of a payment made pursuant to subsection (xiii) above, or because the Borrowing Base has been exceeded, the Lender receives payments of principal of any LIBOR Rate Loan prior to the Interest Maturity Date for such LIBOR Rate Loan, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Lender to fund or maintain such LIBOR Rate Loan.

(xv) Calculation of the LIBOR Interest Rate, as well as all other fees and charges payable with respect to each LIBOR Rate Loan shall be made and paid as though Lender had actually funded the relevant LIBOR Rate Loan through the purchase of a Eurodollar deposit at LIBOR in an amount equal to the amount of the LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore agent or office of Lender to a domestic office of Lender in the United States of America, provided, however, that Lender may fund each LIBOR Rate Loan in any manner it sees fit and the foregoing assumptions shall be nevertheless used for the calculation of the LIBOR Interest Rate and such other fees and charges.

(xvi) Suspension of LIBOR Rate Option. If the Lender shall have determined that

(1)	US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Lender in the London interbank market;

(2)	by reason of circumstances affecting the Lender in the London interbank Eurodollar Market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration, or

(3)	LIBOR no longer adequately reflects the Lender’s cost of funding loans;

then, upon notice from the Lender to the Borrower, the obligations of the Lender under this Section 2.4(b) to make or continue any loans as, or to convert any Loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

(xvii) In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Lender (without duplication) for any increase in the cost to the Lender, or reduction in the amount of any sum receivable by the Lender, in respect, or as a result of:

(1)	any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

(2)	any loans not being made as LIBOR Rate Loans in accordance with the Borrowing Request thereof;

(3)	any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof; or

(4)	any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Lender) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto.

The Lender shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefore and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Lender. Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.

(xviii) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(1) shall subject the Lender to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Lender of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender’s principal executive office is located); or

(2) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank Eurodollar market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans; and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

(xix) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(xx) All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(1)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(2)	promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(3)	pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

2.5. [Intentionally Omitted]

2.6. Conversion of Outstanding Amounts to Term Loans.

(a) Conversion of Outstanding Amounts. Provided that no Event of Default shall have occurred and be continuing, the Borrower may convert any principal amount outstanding under the Revolving Credit to a term loan (each a “Term Loan” and collectively the “Term Loans”), provided conversion of outstanding advances must be in minimum amounts of $500,000.00 and in incremental multiples of $25,000.00. Such Term Loans shall have a term designated by the Borrower, provided such term expires not later than the then Termination Date hereunder, with the principal repaid in equal quarterly installments of principal, with the interest payable monthly in arrears with respect to Prime Rate Loans so converted, and as provided in Section 2.4(b)(v) with respect to LIBOR Rate Loans, as elected by the Borrower. If the Borrower desires to convert an advance, it shall give the Lender three (3) business days written notice, specifying the date of such conversion, the amount to be converted and the interest rate selected and, if a LIBOR Rate Loan is selected, the duration of the Interest Period therefore. Each Term Loan shall be evidenced by a promissory note (each a “Term Note” and collectively the “Term Notes”) in a form substantially similar to Exhibit 2.6. All principal amounts outstanding under the Term Notes shall reduce dollar for dollar the amounts available under the Revolving Credit. Prior to the Termination Date, amounts converted to Term Notes and repaid in accordance with the terms of the Term Notes may be re-borrowed under the Revolving Credit and pursuant to the terms of this Agreement.

2.7. Termination. All outstanding balances under the Revolving Credit shall be payable on the Termination Date. The term (and Termination Date) shall be reviewed annually in June for consideration of one (1) year extensions. The first such review shall occur in June, 2007 for consideration to extend the term (and Termination Date) to the fifth (5th) anniversary of the date hereof.

Notwithstanding the foregoing, should either the Lender or the Borrower become insolvent or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. Upon the effective date of termination, all Obligations, whether or not incurred under this Loan Agreement or any Supplemental Agreement or otherwise, shall become immediately due and payable without notice or demand. Notwithstanding termination, until all Obligations have been fully satisfied, except for those specific covenants and conditions dealing with the making of advances, all terms and conditions of all agreements between the Borrower and the Lender shall remain in full force and effect, including, without limitation, the terms of any and all security agreements, mortgages, assignments, pledge agreements and other security instruments and all financing statements now or hereafter executed,

2.8. Letters of Credit. Subject to all of the terms and conditions of this Loan Agreement and so long as no Event of Default has occurred and is continuing, the Lender shall, from time to time, at the request of the Borrower, issue Letters of Credit (including standby Letters of Credit) on behalf of Borrower under such further terms and conditions as offered by the Lender to its customers at the time of issuance. The total aggregate liability on all Letters of Credit outstanding shall not exceed the lesser of (i) the Borrowing Base in effect at such time or (ii) Fifteen Million ($15, 000,000.00) Dollars after deducting therefrom the then outstanding balance of (i) the sum of all advances outstanding under the Revolving Credit (including the Term Loans), and (ii) the aggregate amount available to be drawn under all Letters of Credit then outstanding, plus the outstanding amount, if any, of all amounts previously drawn under Letters of Credit which have not been reimbursed to Lender by Borrower. Requests for Letters of Credit shall be made by Borrower by delivering to Lender a completed and executed Application and Reimbursement Agreement for Letter of Credit in a form satisfactory to Lender in all respects (the “Reimbursement Agreement”). The Letters of Credit shall be an Obligation of Borrower to the Lender and shall be secured by any collateral securing the other Obligations. Borrower shall pay to the Lender a fee for each Letter of Credit equal to five-eights of one (.625%) percent per annum of the face amount of each such Letter of Credit, plus such other fees as are from time to time customarily charged by Lender in connection with letters of credit such as standard issuance and application fees, and amendment fees, and/or as set forth in the applicable Reimbursement Agreement (the “Letter of Credit Fee”). The Letter of Credit Fee shall be payable in advance prior to the date of issuance of each Letter of Credit. The Lender’s agreement to issue Letters of Credit pursuant to this Section 2.8 shall terminate on the Termination Date. Each Letter of Credit shall have a maximum term of one (1) year, subject to extension by Lender in its sole and absolute discretion, except that the Lender will not issue any Letters of Credit with an expiry date later than the Termination Date.

2.9. Prepayment. Advances under the Amended Revolving Note may be prepaid in whole or in part without penalty or premium. Advances under the LIBOR option may be prepaid prior to the LIBOR Interest Maturity Date, but will be subject to prepayment fees, to be calculated based on the amount prepaid, the remaining term of the advance and the prevailing interest rate at the time of prepayment, as set forth in Section 2.4(b) hereof.

2.10. Automatic Payment: Method of Payment. The Borrower hereby authorizes the Lender to automatically deduct from Borrower’s account numbered 84992018808 any amount due under this

Loan Agreement (“Automatic Payments”). If the funds in said account are insufficient to advance funds to cover any payment, Lender shall not be obligated to advance funds to cover the payment. At any time and for any reason, Borrower or Lender may voluntarily terminate such Automatic Payments, in which event Lender agrees to invoice the Borrower for the amount of interest due and owing on the next interest payment date not less than five (5) Banking Days before such interest is due. Whenever any payment to be made under this Loan Agreement shall be stated to be due on a day other than a Banking Day, such charge shall be subject to the Business Day Convention and any such extension of time shall in such case be included in the computation of the payment of accrued interest.

2.11. Late Charge Fee. If a regularly scheduled payment is twenty (20) days or more late, Borrower will be charged 5.0% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater, but in no event more than One Thousand ($1000.00) Dollars. If Lender demands payment of this Loan, and Borrower does not pay the Loan within twenty (20) days after Lender’s demand, Borrower will be charged either 5.0% of the unpaid principal plus accrued unpaid interest or $25.00, whichever is greater, but in no event more than One Thousand ($1000.00) Dollars. The Lender may, in its sole discretion, elect to waive the late charge fee in any instance, provided, however, its waiver in any one or more instances, shall not be construed as a waiver of its right to impose such late charge fee on any other occasion regardless of whether any prior notice of any kind is given.

2.12. Conditions Precedent to Advances.

The obligation of the Lender to make initial advances to the Borrower is subject to the conditions precedent that, in addition to this Agreement, each of the following in form and substance satisfactory to the Lender and its counsel:

(a)	The Amended Revolving Note executed and delivered by the Borrower;

(b)	Confirmation that no UCC financing statements are on file evidencing the grant of a security interest in any of the Collateral (as that term is defined in the Security Agreement) to any secured party;

(c)	A negative pledge agreement, if required by the Lender, evidencing the Borrower’s agreement not to grant security interest in any of its non-real estate assets to third parties; and

(d)	Such other and further documents, agreements and instruments as the Lender or Lender’s counsel may reasonably require to evidence, confirm or give effect to the undertakings of the Borrower as set forth herein, including an opinion of Borrower’s counsel as to authority, due execution and enforceability.

The obligation of the Lender to make any subsequent advances is subject to the conditions precedent that: (a) no Event of Default has occurred and is continuing; (b) no event which with the passage of time or the giving of notice, or both, would constitute an Event of Default has occurred and is continuing; (c) the Lender has, upon request, received a certificate signed by a duly authorized officer of the Borrower stating that all representations and warranties contained in this Loan Agreement are correct as though made on and as of the date of such certificate; (d) the Lender has received such other approvals, opinions, or documents as the Lender may reasonably request; and (e) there has been no material adverse change in the financial condition or business of the Borrower since the date of the latest financial statement delivered to the Lender.

2.13. Facility Fees/ Revolving Credit Fees. A one time commitment fee of Twenty-One Thousand ($21,000.00) Dollars shall be due from the Borrower on the date hereof.

Additionally, the Borrower shall pay a fee (the “Revolving Credit Fee”) to the Lender, in arrears, on a quarterly basis, equal to one eighth of one percent (0.125%) per annum of the average daily unused portion of the Revolving Credit, said Revolving Credit Fee to be paid within ten (10) days of written notice from the Lender, commencing with the quarter ending on March 31, 2007, and quarterly thereafter. Said average daily unused portion shall refer to that amount which is equal to the difference between the maximum Revolving Credit amount set forth in Section 2.1 and the average daily outstanding balance of the Revolving Credit during such fiscal quarter. The Revolving Credit Fee may, at the option of the Lender, be charged to Borrower’s account numbered 84992018808 when due.

2.14. SWAP Agreements. Borrower may enter into a SWAP agreement or other similar agreement or arrangement with Lender or its affiliates with respect to amounts bearing interest at the LIBOR Rate Loans or Prime Rate Loans (any such agreement or arrangement shall be in form and substance reasonably satisfactory to Lender) in order to hedge or minimize risk with respect to the fluctuation of interest rates. The SWAP Agreement shall be for such term as the Borrower elects, provided such a term is then available, but in no event beyond the then Termination Date under this Agreement.

2.15 Use of Proceeds. The proceeds of the Loans are intended to support the financing of the Borrower’s general corporate needs, including acquisition of assets and enterprises (subject to the provisions of Section 6.10 below), working capital, and Letter of Credit transactions, and no other purposes.

SECTION 3. SECURITY INTEREST

3.1. Springing Security Interest. Upon the occurrence of any the following events:

(a)	The balances of cash and Cash Equivalents of the Borrower in accounts maintained at the Lender, exclusive of payroll accounts, are less than Two Million and 00/100 ($2,000,000.00) Dollars; or

(b)	The occurrence of an Event of Default while there exist any outstanding Loans and such Event of Default has not been cured by the Borrower, or waived by the Lender, within thirty (30) days; or

(c)	The Borrower requests a Loan (whether an initial Loan or an additional Loan), or the conversion of an existing Loan, while an Event of Default is continuing, regardless of whether or not the Borrower has had any opportunity to cure such Event of Default, or whether it has been continuing for thirty (30) days or any other a particular period; or

(d)	The Borrower has Loans outstanding in an aggregate amount equal to or exceeding Five Million ($5,000,000.00) Dollars (excluding any issued Letters of Credit) for a period of more than ninety (90) consecutive days;

then, in such event, the Borrower shall forthwith, and, in any event within two (2) business days of notice from the Lender, execute and deliver to the Lender a security agreement (the “Security Agreement”) in the form attached hereto as Exhibit 3.1, granting to the Lender a first lien and security interest in the

Collateral (as defined in the Security Agreement) (and subject to the filing of appropriate financing statements). Additionally, the Borrower hereby irrevocably constitutes and appoints the Lender as the Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Borrower but for the sole benefit of the Lender, to be exercised only upon such event, to execute the Security Agreement in the name of the Borrower. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of the Borrower to the Lender shall remain unpaid.

3.2 Perfection of Security Interest. The Lender is hereby authorized to file UCC financing statements to perfect the security interest and first lien on the Collateral (as defined in the Security Agreement) pursuant to the Security Agreement upon the occurrence of any of the following events:

(a) The occurrence of an Event of Default while there exist any outstanding Loans and such Event of Default has not been cured by the Borrower, or waived by the Lender, within thirty (30) days;

(b) The Borrower requests a Loan while an Event of Default is continuing, regardless of whether or not the Borrower has had any opportunity to cure such Event of Default, or whether it has been continuing for thirty (30) days or any other a particular period; or

(c) The Borrower has Loans outstanding in an aggregate amount equal to or exceeding Five Million ($5,000,000.00) Dollars (excluding any issued Letters of Credit) for a period of more than ninety (90) consecutive days.

The Borrower hereby irrevocably constitutes and appoints the Lender as the Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Borrower but for the sole benefit of the Lender, to be exercised only upon the occurrence of any of the aforesaid events to sign and/or file or record on behalf of the Borrower any financing or other statement in order to perfect or protect the Lender’s security interest. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of the Borrower to the Lender shall remain unpaid.

Once filed, the UCC financing statements shall remain on record for not less than six (6) months. Said filings shall thereafter be terminated by the Lender, upon satisfaction of the following conditions:

(a) The Borrower’s two most recent quarterly financial statements and covenant compliance certificates demonstrate compliance with the financial covenants set forth in this Agreement; and

(b) The aggregate balance of all outstanding Loans is less than Five Million ($5,000,000.00) Dollars and it is not projected that the Borrower will require Loans during the next six (6) months, which, with the then outstanding aggregate balance of all Loans, would cause the total of all Loans to exceed Five Million ($5,000,000.00) Dollars; and

(c) No Event of Default has occurred and is continuing, and no event has occurred, which with the passage of time, or the giving of notice, or both, would constitute an Event of Default.

SECTION 4. REPRESENTATIONS. WARRANTIES AND GENERAL COVENANTS

The Borrower hereby represents and warrants to the Lender (which representations and warranties will survive the delivery of the Note(s) and this Agreement and the making of any advances and shall be deemed to be continuing until the foregoing Note(s) are fully paid and this Agreement is terminated) that:

4.1. Organization and Qualification. The Borrower (i) is and will continue to be duly organized and validly existing and in good standing under the laws of its state of organization; (ii) is qualified and is in good standing to do business in all jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; (iii) has the corporate power to execute and deliver this Agreement, the Note(s), and all other documents, instruments and agreements related hereto and to borrow hereunder. Borrower has all requisite permits, authorizations, franchise agreements and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

4.2. No Legal Bar. The execution and delivery of this Loan Agreement and compliance by the Borrower with any of the terms and provisions hereof or of any of the other agreements or instruments referred to herein will not, on the Effective Date, violate any provision of any existing law or regulation or any writ or decree of any court or governmental instrumentality, or any agreement or instrument to which the Borrower is a party or which is binding upon it or its assets, and will not result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever upon or in any of its assets, except as contemplated by this Loan Agreement; and no consent of any other party, and no consent, license approval or authorization of or registration or declaration with any governmental bureau or agency, is required in connection with the execution, delivery, performance, validity and enforceability of this Loan Agreement.

4.3. Title, Liens and Encumbrances. The Borrower has good and marketable title to all of its real property and valid title to all of its personal property, and none of its personal property is subject to any pledge, lease, trust, bailment, hen, security interest, encumbrance, charge or title retention or other security agreement or arrangement of any character whatsoever other than as permitted in the Supplemental Agreements.

4.4. No Material Litigation. The Borrower represents that no material litigation or administrative proceeding of or before any governmental body is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its property.

4.5. No Default. The Borrower is not, on the date hereof, in default with respect to the payment or performance of any of its obligations or in the performance of any covenants or conditions to be performed by it pursuant to the terms and provisions of any indenture, agreement or instrument to which it is a party or by which it may be bound and the Borrower has received no notice of default thereunder.

4.6. Compliance with Laws. The Borrower has complied with and will continue to comply with all applicable statutes and regulations of the United States of America, and all states, counties, municipalities and agencies of any thereof with respect to (a) any restrictions, specifications or other requirements pertaining to products which the Borrower manufactures and sells, or to the services it performs; (b) the conduct of its business operations; (c) the use, maintenance and operation of the real and personal properties owned or leased by it in the operation of its business; and (d) the issued and outstanding equity interests of the Borrower and the disclosure of material facts and information to its equity interest holders.

The Borrower shall indemnify the Lender and hold the Lender harmless from and against all loss, liability, damage and expense, including reasonable attorney’s fees, suffered or incurred, by the Lender, (i) under or on account of any applicable local, state or federal laws or regulations, including the assertion of any liens thereunder (the “Environmental Laws”); (ii) with respect to any discharge, spillage, uncontrolled loss, seepage or filtration of oil or petroleum or chemical, liquids or solid, liquid or gaseous products or hazardous waste which, if contained or removed or mitigated by any applicable local, state or federal agency or entity, would give rights to a lien (a “Spill”) affecting any real or personal property owned or leased by the Borrower, including any loss of value of any such property as a result of such Spill; or (iii) with respect to any other matter affecting the real or personal property owned or leased by the Borrower and governed by the provisions of the Environmental Laws.

4.7. No Secondary Liabilities. There are no outstanding contracts or agreements of guaranty or suretyship made by the Borrower, or to which it is a party, or to which any of its assets are subject.

4.8. Taxes. The Borrower has filed or caused to be filed or obtained extensions for the filing of, and will continue to file and cause to be filed, all federal, state and local tax returns required by law to be filed, and has paid and will continue to pay all taxes shown to be due and payable on said returns or on any assessment made against it, except if being contested in good faith and adequate provision has been made therefore on its books of account. No claims are being asserted with respect to such taxes which are not reflected in the financial statements which have been furnished by the Borrower to the Lender.

4.9. Financial Condition. The Borrower has submitted to the Lender various financial statements and information, and represents that all of such financial information fairly presents the financial condition and results of the operations of the Borrower as of the date or dates thereof and for the period or periods indicated therein; that such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently maintained throughout the period or periods involved; and that, as of the date of said financial information submitted, there were no material unrealized or anticipated losses from any unfavorable commitments of the Borrower; and that since the date of such financial statements, there has been no material adverse change in the business or assets or in the condition, financial or otherwise, of the Borrower from that set forth in said financial statements other than normal seasonal changes which occur in the normal course and operation of the Borrower’s business.

4.10. Representation Accuracy. No representation or warranty by the Borrower contained in any certificate or other document furnished or to be furnished by the Borrower pursuant hereto or in connection with the transactions contemplated hereunder, contains, or at the time of delivery will contain, any untrue statement of material fact or omits or will omit to state a material fact necessary to make it not misleading under the circumstances.

4.11. Agreements re Equity Interests. The Borrower does not have any agreements pertaining to the purchase or sale of its equity interests other than stock options and stock purchase rights granted to employees and non-employee directors, from time to time, pursuant to stock option plans described in the Borrowers SEC Form 10-K for its fiscal year ended December 31, 2006.

4.12. Collective Bargaining Agreements. The Borrower is not a party to any collective bargaining agreements.

4.13. Pension Plans. To the extent that any present or future pension plan of the Borrower is subject to state or federal statutes or regulations, the Borrower represents and warrants that it shall at all times be in compliance in all material respects with said statutes and regulations and will furnish the

Lender with copies of such reports as it may be required to furnish under said statutes or regulations. Additionally, all pension plans and other plans where the Borrower has any liability are fully funded.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Obligations shall remain outstanding, or the Lender has any commitment hereunder, the Borrower will perform and observe each and all of the covenants and agreements herein set forth.

5.1. Payments Under this Loan Agreement. Etc. The Borrower will make punctual payment of all monies and will faithfully and fully keep and perform all of the terms, conditions, covenants and agreements contained on the Borrower’s part to be paid, kept or performed hereunder, and will be bound in all respects as debtor under this Loan Agreement; and will make punctual payment of all monies and will faithfully and fully keep and perform all of the terms, conditions, covenants and agreements on its part to be paid, kept or performed under the terms of any lease or mortgage of the premises where Borrower operates, and will promptly notify the Lender in the event of any default on the part of the Borrower or receipt by the Borrower of any notice of alleged default under any such lease or mortgage. The Borrower will pay and discharge at or before their maturity all taxes, assessments, rents, claims, debts and charges.

5.2. Information, Access to Books and Inspection, Field Exams. The Borrower will furnish to the Lender such information regarding the business affairs and financial condition of the Borrower as the Lender may reasonably request, and give any representative of the Lender access during normal business hours to, and permit him to examine and copy, and make extracts from, any and all books, records and documents in the possession of the Borrower relating to its financial affairs and the Collateral under the Security Agreement and its compliance with the Security Agreement and this Agreement to inspect any of the properties of the Borrower.

Additionally, one time per year, at such time as is selected by the Lender, the Lender may cause to be conducted a field examination by auditors selected by the Lender and the Borrower shall pay all reasonable field exam or audit costs and expenses associated therewith, including, without limitation, all reasonable travel and other expenses incurred in connection with any such audit or exam. After an Event of Default has occurred and while such Event of Default is continuing, there shall be no such limitation to the frequency of such exams or audits conducted at the Borrower’s expense.

5.3. Existence, Properties and Insurance. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect the legal existence of Borrower and its rights and franchises, and comply with all laws applicable thereto; at all times maintain, preserve and protect all franchises, patents, and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good condition and repair (normal wear and tear and obsolescence excepted), and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, and will pay or cause to be paid, except when the same may be contested in good faith, all rent due on premises where any property is held or may be held, so that the business carried on in connection therewith may be continuously conducted. The Borrower will have and maintain insurance at all times with respect to its properties against risks of fire (including so-called extended coverage), theft and such risks as are customary for companies conducting business in the industries in which the Borrower conducts its business, containing such terms, in such form, and for such periods, and in such amount(s), and written by such companies, as are reasonably satisfactory to the Lender. The Borrower will furnish the Lender with certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions, and, to the extent the Lender holds a security interest therein, such certificates shall be on ACORD Form 27 and name the Lender as loss payee. The Borrower will also at all times maintain necessary workmen’s compensation insurance and such other insurance as may be required by law or as may be reasonably required by the Lender.

5.4. Notices of Default and Governmental Orders. The Borrower will promptly give notice in writing to the Lender of the occurrence of any event which constitutes or which with notice or lapse of time, or both, would constitute an Event of Default; of any court or governmental orders, notices, claims, investigations, litigation and proceedings affecting the Borrower, and of any dispute which may exist between the Borrower, and any governmental regulatory body or any other party, which, if decided adversely against the Borrower, would have a material adverse effect on the Borrower’s financial and operating conditions and would prevent the Borrower to operate its business as presently operated.

5.5. Financial Statements. The Borrower agrees to furnish to the Lender the financial information set forth on Schedule B attached hereto.

5.6. Solvency. The Borrower hereby represents to the Lender that it is solvent and is generally paying its debts as such debts become due.

5.7. F.I.C.A. and Withholding Taxes. Upon request of the Lender, the Borrower will furnish the Lender with proof satisfactory to the Lender of the payment or deposit of F.I.C.A. and withholding taxes required of the Borrower by applicable law. Should the Borrower fail to make any such payment or deposit or furnish such proof within a reasonable time, the Lender may, in the Lender’s sole and absolute discretion, and without notice to the Borrower: (a) make payment of the same or any part thereof; or (b) set up such reserves in the Borrower’s account as the Lender may deem necessary to satisfy the liability therefore. Each amount so deposited or paid by the Lender shall constitute an advance and shall be secured by all the collateral, if any, held by the Lender. Nothing herein contained shall obligate the Lender to make such deposit or payment or set up such reserve, nor shall the making of one or more such deposits or payments or the setting up of any such reserve constitute: (i) an agreement on the Lender’s part to take any further or similar action; or (ii) a waiver of any default by the Borrower under the terms hereof or of any other agreements between the Borrower and the Lender. Upon the expiration or termination of this Loan Agreement or transactions hereunder, the Lender shall retain any security interest in all the collateral, if any, held by the Lender until the Borrower shall have paid or discharged all such F.I.C.A. and tax obligations accrued to the date of such expiration or termination, or shall have supplied to the Lender evidence satisfactory to the Lender that due provisions have been made therefore.

5.8. Bank Accounts. The Borrower shall maintain all primary bank and operating accounts, (including checking accounts) with the Lender.

5.9. Financial Covenants. The Borrower shall comply with the financial covenants set forth on Schedule B.

5.10. Acquisitions. The Borrower shall give the Lender notice of any potential acquisition at such time as the Board of Directors shall have approved such an acquisition (and prior to the Borrower entering into a binding agreement) and shall provide the Lender with such information as the Lender shall reasonably request, including forecasts, business plans, and product descriptions.

SECTION 6. NEGATIVE COVENANTS

So long as any Obligations of the Borrower to the Lender remain outstanding and unpaid, or the Lender has any commitment hereunder, the Borrower covenants and agrees as follows:

6.1. Limitation on Liens. Without first obtaining the Lender’s prior written consent, create, incur, assume, or suffer to exist, or permit to create, incur, assume, or suffer to exist, any lien upon or with respect to any of its assets which constitute personal property and do not constitute any interest in real property (such assets are herein called “Personal Property”), now owned or hereafter acquired, except:

(1)	liens in favor of the Lender and liens listed on Exhibit 6.1(1):

(2)	liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained.

(3)	purchase money security interests in equipment financed by vendors and capital leases for equipment excluding any financing for the so-called ERP computer system, provided that the aggregate of all purchase money financings and equipment leases entered into in any year shall not exceed $500,000, nor total more than $2,500,000.00 in the aggregate;

(4)	deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security; liens in respect of judgments or awards to the extent such judgments or awards are otherwise permitted hereunder; and

(5)	liens (other than judgments and awards) created by or resulting from any litigation or legal proceeding, provided the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings satisfactory to the Lender.

6.2. Limitation on Advances. The Borrower shall not make or suffer to exist any advances or loans to, any Person or Persons (other than (i) advances to employees for travel expenses, drawing accounts and similar expenditures, (ii) deposits made to suppliers in accordance with the Borrower’s customary business practices and (iii) advances to the Borrower’s foreign wholly-owned subsidiaries in connection with the establishment and maintenance of such subsidiaries) in excess of One Hundred Thousand ($100,000.00) Dollars in the aggregate.

6.3. Limitation on Other Borrowing. The Borrower shall not incur, create, assume or permit to exist any indebtedness or liability outside of the ordinary course of the Borrower’s business on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations for borrowed money, except as referred to in or permitted by this Loan Agreement, except for (i) existing indebtedness described on Exhibit 6.3 hereto and (ii) to the extent permitted in Section 6.1 (3).

6.4. Limitation on Dividends and Distributions. The Borrower shall not declare or pay any dividend or distribution (whether in cash, property or otherwise) unless Borrower is current on all debt payments of any kind (including, without limitation, debt payments owing to Lender) which would cause the Borrower to be in default of any of its financial covenants hereunder.

6.5. Limitation on Issuance or Acquisition of Equity Interest. The Borrower shall not redeem, retire, purchase or otherwise acquire for value any equity interests of the Borrower, nor commit to the same, if such action would cause the Borrower to be in default of any of its financial covenants hereunder.

6.6. Limitation on Fundamental Changes. The Borrower shall not (a) convey, sell, lease or otherwise dispose of all or substantially all of its property, assets or business (b) merge or consolidate with or into any other firm or corporation unless the Borrower is the surviving entity and the Borrower’s Chairman and a majority of the Borrower’s Board of Directors remain in place following the merger or consolidation, or (c) change its name.

6.7. Limitation on Disposition of Personal Property. The Borrower shall not, other than the disposition of finished goods in the ordinary course of business and the disposition of obsolete inventory or equipment no longer used or useful, sell, exchange or otherwise dispose of any of its Personal Property, or any part thereof or any interest therein, which in the aggregate exceeds Two Hundred Fifty Thousand ($250,000.00) Dollars in any one year without the express written authorization of the Lender.

6.8. Limitation on Contingent Liabilities. The Borrower shall not become liable as guarantor, surety, endorser or otherwise for, or agree to purchase, repurchase or assume, any obligation of any Person, except for endorsement of checks and commercial paper for deposit, collection, or discount in the ordinary course of business, which contingent liabilities in the aggregate exceed at any one time the sum of Five Hundred Thousand ($500,000.00) Dollars.

6.9. Negative Pledge. Except as otherwise agreed to in writing, the Borrower agrees that it shall not enter into any negative pledge with any third party prohibiting the Borrower from pledging, encumbering or otherwise granting to the Lender a lien or security interest in Personal Property of the Borrower, without obtaining the prior written consent from the Lender. The Borrower represents and warrants to the Lender that it has not entered into any negative pledge agreements with any third party other than with respect to Personal Property as permitted in this Agreement.

6.10. Acquisitions. Without the Lender’s consent, during any fiscal year, the Borrower will not make any acquisition or acquisitions of businesses (whether stock or asset acquisitions) where the total consideration paid by the Borrower, in an individual transaction, or in the aggregate with all other acquisitions, totals more than Two Million ($2,000,000.00) Dollars and there are outstanding Loans or borrowing will be required to consummate the transaction. Additionally, without the Lender’s consent, during any fiscal year, the Borrower will not make any acquisition or acquisitions of businesses (whether stock or asset acquisitions) where the total consideration paid by the Borrower, in an individual transaction, or in the aggregate with all other acquisitions, totals more than Four Million ($4,000,000.00) Dollars, whether or not there are outstanding Loans or borrowing will be required to consummate the transaction.

Without the Lender’s consent, no acquisition shall be consummated, whether or not it requires the Lender’s consent, if the likely result is to cause a violation of any of the financial covenants of this Agreement.

SECTION 7. DEFAULT

7.1. Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Loan Agreement:

(a) Failure to make any payment in respect of (a) interest or Revolving Credit Fee as the same shall become due and such failure shall continue for a period of three (3) Banking Days or (b) the principal of any of the Obligations as the same shall become due.

(b) Any warranty or representation or other statement made or furnished to the Lender by or on behalf of the Borrower herein or in any document or instrument furnished in connection herewith proves to have been false or misleading in any material respect when made or furnished.

(c) Breach of or failure in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to this Loan Agreement (other than those to be observed or performed pursuant to Section 5.9 and Section 6 and other than those specifically listed in this Section 7.1) and the failure to cure (if curable) any such breach or failure within thirty (30) days after receipt of written notice thereof from the Lender to the Borrower, except in the case of the Borrower’s requirement to execute and deliver the Security Agreement, as defined in Section 3.1, in which case, the Borrower shall have three (3) business days to cure.

(d) Breach of or failure in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to Section 5.9 or Section 6.

(e) Breach of or failure in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to any Supplemental Agreements or breach by Borrower of any other agreement with Lender and such breach or failure shall not be corrected or cured within thirty (30) days after written notice from the Lender to the Borrower.

(f) A judgment or judgments for the payment of money shall be rendered against the Borrower, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay or execution or any attachment on trustee process or the like is served on the Lender in connection with collection activity against the Borrower in excess of $500,000.00;

(g) The Borrower shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (2) be unable, or admit in writing its inability, to pay its debts as they mature; (3) file any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (4) take any action for the purpose of effecting any of the foregoing.

(h) An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee or liquidator of the Borrower, or of all or a substantial part of the assets of the Borrower, and Borrower, by any act, indicate its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days.

(i) If the Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or, except as permitted in Sections 6.6 and 6.10 of this Agreement, merge or consolidate, or be merged or consolidated with or into any other corporation.

(j) Except for indebtedness which the Borrower is in good faith disputing and for which the Borrower has reserves deemed reasonably adequate by the Lender in its reasonable judgment, failure by the Borrower to pay any other indebtedness or obligation which individually or in the aggregate exceeds $500,000.00, or, if any such other indebtedness or obligation shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other indebtedness or obligation.

(k) Substantial loss, theft, damage, destruction or diminution in market value of any material assets of the Borrower not covered by insurance in any material respect.

7.2. Automatic Acceleration, Etc. Upon the occurrence and during the continuance of an Event of Default under paragraphs (g) or (h) of Section 7.1, the availability of advances hereunder shall automatically terminate and the whole of said indebtedness, both principal and interest, and including any other sums which may become due under this Loan Agreement, shall immediately become due and payable without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.

7.3. Optional Acceleration, Etc. Upon the occurrence and during the continuance of an Event of Default, other than under paragraphs (g) or (h) of Section 7.1, the availability of advances hereunder may be terminated by the Lender at its option upon written notice to the Borrower, and the entire unpaid balance owed under this Loan Agreement, or any note or other documents evidencing the same, plus any other Obligations, shall, at the option of the Lender, immediately upon written notice to the Borrower become due and payable without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.

7.4. Default Rate. To the extent allowed by applicable law, after the occurrence of any Event of Default, after maturity or after judgment has been rendered on this Loan Agreement, Borrower’s right to select pricing options shall cease (if applicable) and all outstanding principal and unpaid interest shall bear, until paid, interest at a rate per annum equal to two (2%) percentage points greater than that which would otherwise be applicable (the “Default Rate”).

SECTION 8. MISCELLANEOUS PROVISIONS

8.1. Setoff. Borrower hereby grants to Lender a lien, security interest and a right of setoff as security for all of the Obligations, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender, or in transit to any of them. At any time, without demand or notice, after the occurrence and during the continuance of an Event of Default, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Lender shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and the Borrower waives to the fullest extent that it lawfully can, (a) any right it might have to require the Lender to pursue any particular remedy before proceeding against the Borrower and (b) any right to the benefit of, or to direct the application of the proceeds of any Collateral until the Obligations are paid in full.

8.2. Waivers Generally. The Borrower agrees that no delay or failure on the part of the holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein are cumulative, and may be enforced successively, alternately, or concurrently and are not exclusive of any rights or remedies which holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between the Borrower and the Lender.

8.3. Maximum Interest. Borrower shall not be obligated to pay and Lender shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, Borrower is required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, shall be deemed to be a payment of principal without premium or penalty,

8.4. Waiver of Right to Prejudgment Remedy Notice and Hearing. Borrower hereby waives such rights as it may have to notice and/or hearing under any applicable federal or state laws pertaining to the exercise by Lender of such rights as the Lender may have regarding the right to seek prejudgment remedies and/or deprive Borrower of or affect the use of or possession or enjoyment of Borrower’s property prior to the rendition of a final judgment against the Borrower. The Borrower further waives any right it may have to require Lender to provide a bond or other security as a precondition to or in connection with any prejudgment remedy sought by Lender, and waives any objection to the issuance of such prejudgment remedy based on any offsets, claims, defenses or counterclaims to any action brought by the Lender.

8.5. Waiver of Right to Trial by Jury and Consent to Jurisdiction. BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN AND ACCEPT THIS AGREEMENT.

Borrower hereby agrees that the following courts:

State Court - Any state or local court of The Commonwealth of Massachusetts; and

Federal Court - United States District Court for the District of Massachusetts;

or, at the option of Lender, any court in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and Lender pertaining directly or indirectly to this Agreement or to any matter arising in connection with this Agreement. Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, and agreeing that service of such summons and complaint, or other process or papers, may be made by registered or certified mail addressed to Borrower at the address set forth herein. Should Borrower fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing thereof, it shall be deemed in default and an order and/or judgment may be entered against it as demanded or prayed for in such summons, complaint, process or papers. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction nor the ability or right of the Lender to seek prejudgment relief wherever the Borrower has assets, including accounts receivable or contract rights.

8.6. Survival of Agreements. All agreements, representations and warranties made herein, in any agreement and in any statements, notices, invoices, certificates, schedules, documents or other instruments delivered to the Lender in connection with this Loan Agreement or any other agreement shall survive the making of the loans and advances hereunder.

8.7. Rights of Assignee. All, but not less than all, rights of the Lender in, to and under this Loan Agreement shall pass to and may be exercised by any assignee thereof. The Borrower agrees that, in the event of an assignment of this Loan Agreement and notice of such assignment to the Borrower, the liability of the Borrower to a holder for value of this Loan Agreement shall be immediate and absolute and not affected by any actions of the Lender; and that the Borrower will not set up any claim against the Lender as a defense, counterclaim or setoff to any action for the unpaid balance owed under this Loan Agreement or for possession, brought by said holder.

8.8. Binding Effect. All rights and obligations of the Lender hereunder shall inure to the benefit of and be binding upon its successors and assigns, and all the obligations of the Borrower contained in this Loan Agreement shall bind the successors and assigns of the Borrower. If the Borrower consists of one or more parties, all of the obligations, covenants, representations and warranties of the Borrower contained in this Loan Agreement shall be the joint and several obligations of the parties constituting the “Borrower”.

8.9. Entire Agreement. This Loan Agreement and the documents referred to herein constitute the entire agreement of the parties and may not be amended orally.

8.10. Governing Law. This Loan Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts, including its conflict of laws principles.

8.11. Payments. Acceptance of any check, draft or money order tendered in payment of any of the Obligations is conditioned upon and subject to receipt of final payment in cash.

8.12. Schedules. All schedules referred to herein and annexed hereto are hereby incorporated into this Loan Agreement and made a part hereof.

8.13 Expenses and Counsel Fees. The Borrower agrees to pay all reasonable counsel fees and expenses, including recording and filing fees, incurred by the Lender in connection with the financing of any kind and character hereafter incurred by the Lender, whether in connection with efforts to collect the Obligations, or in the enforcement or defense of any of the provisions of this Loan Agreement; or negotiations regarding and consultation concerning this Loan Agreement or any Supplemental Agreement, or preparation therefore, or the financing extended thereunder; or the defense of any proceedings involving any claims made or threatened against or arising out of this Loan Agreement or any Supplemental Agreement, or the financing extended thereunder, or which the Lender may hereafter incur in protecting, enforcing, increasing or releasing any security held by the Lender or any Obligation or any provision of this Loan Agreement or any Supplemental Agreement, or obligation to pay such counsel fees and expenses of the Lender shall exist whether or not proceedings are instituted or legal appearances made in any court on behalf of the Lender. Borrower further promises to pay to the Lender, as incurred, all other reasonable costs and expenses incurred (i) in the protection, modification, collection, defense or enforcement of all or part of this Loan Agreement or any Supplemental Agreement, or (ii) in the foreclosure or enforcement of any mortgage or security interest which may now or hereafter secure the Obligations, or (iii) with respect to any action taken to protect, defend, modify or sustain the lien of any such mortgage or security agreement, or (iv) with respect to any litigation or controversy arising from or connected with this Loan Agreement or any Supplemental Agreement or the Obligations or any mortgage or security agreement or collateral which may now or hereafter secure the Obligations or (v) with respect to any act to protect defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect collection of, any collateral which may now or in the future secure the Obligations. The Borrower specifically authorizes the Lender to pay all such fees and expenses and charge the same to the Borrower’s loan account. Furthermore, if the Borrower shall request the Lender’s consent or joinder in any instrument pertaining to this Loan Agreement, the Borrower agrees to promptly reimburse the Lender for the reasonable legal fees incurred by Lender in processing such request, whether or not the Lender complies therewith; and if the Borrower shall fail to promptly reimburse the Lender, the same shall be deemed to be a default in the Borrower’s monetary obligations under this Loan Agreement.

8.14 Lender Advances. The Lender may, in its sole and absolute discretion, with at least three (3) business days notice (except in the event of any emergency, in which no notice shall be required, such as lack of insurance coverage for the Borrower’s business assets), pay any amount which the Borrower has failed to pay or perform any act which the Borrower has failed to perform under this Loan Agreement. In such event the costs, disbursements, expenses and reasonable counsel fees thereof, together with interest thereon from the date the expense is paid or incurred, at the highest interest rate allowed under this Loan Agreement shall be (i) added to the Obligations, (ii) payable on demand to the Lender and (iii) secured by any collateral held by the Lender. Nothing herein contained shall obligate the Lender to make such payments nor shall the making of one or more such payments constitute (i) an agreement on the Lender’s part to take any further or similar action; or (ii) a waiver of any Event of Default under this Loan Agreement.

8.15 Descriptive Headings. The descriptive headings of the several sections of this Loan Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

8.16 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)	by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission), with a copy via overnight delivery by a nationally recognized courier service; or

(b)	by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Borrower:

BTU International, Inc.

23 Esquire Road

North Billerica, Massachusetts 01862,

Attention: President

Phone:(978)667-4111

Fax: (978)667-3377

With a copy to:

Peter H. Dodson, Esquire

Ropes & Gray LLP

One International Place

Boston, MA 02110

Phone:(617)951-7677

Fax:(617)951-7050

If to the Lender:

Sovereign Bank

75 State Street

Mail Stop: MA1-SST- 04-10

Boston, Massachusetts 02109

Attention: Jorge Schwarz

Phone:(617)757-5662

Fax:(617)346-7330

With a copy to:

Richard J. Levin, Esquire

Cumsky & Levin LLP

6 University Road

Cambridge, Massachusetts 02139

Phone: (617)492-9700

Fax: (617)492-9020

8.17 Severability. If any provision of this Loan Agreement or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Loan Agreement or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby and each provision of this Loan Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.18 Third Party Purchaser. So long as no Event of Default has occurred and is continuing (and otherwise without consent), Lender shall have the right at any time or from time to time, with the consent of the Borrower, to sell, assign, endorse, or transfer all of its rights and obligations hereunder to one bank (each an “Assignee”), and Borrower agrees that it shall execute, or cause to be executed such documents including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and Assignee, and Lender shall be released from its obligation hereunder and thereunder to a corresponding extent.

8.19 Participation. Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more institutions or other persons (each a “Participant”) participating interests in Lender’s obligations to lend hereunder and/or any or all of the loans held by Lender hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder. Lender shall furnish any information concerning Borrower in its possession from time to time to any prospective assignees and Participants, provided that Lender shall require any such prospective assignee or Participant to maintain the confidentiality of such information.

8.20 Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s) which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s) and a reasonable indemnity, the Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

8.21 Federal Reserve. Lender may at any time pledge, endorse, assign, or transfer all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12.U.S.C. Section 341. No

such pledge or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

8.22 Termination of Existing Security Agreement and related UCC Financing Statements. Simultaneously with the execution and delivery by the Borrower of this Agreement and the other Loan Documents contemplated hereby, including the Amended Revolving Note, and satisfaction of all conditions precedent set forth in Section 2.12, the Security Agreement dated as of January 28, 2004 executed by the Borrower and the Lender shall be terminated and shall be null and void and of no further force and effect, and the Lender shall terminate the UCC financing statements filed on or about January 28, 2004 in connection with execution of said Security Agreement.

8.23 Patriot Act. Borrower agrees to execute such documents as the Lender shall reasonably require in order for the Lender to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”),

[This Page Ends Here – Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed and delivered by the proper and duly authorized officers as of the date and year first above written.

SOVEREIGN BANK

By:
Jorge Schwarz, Vice President Duly Authorized

BTU INTERNATIONAL, INC.

/s/ Jolanda Creech	By:	/s/ Thomas P. Kealy
Witness	Thomas P. Kealy
Vice President, Corporate Controller and Chief Accounting Officer Duly Authorized

LIST OF SCHEDULES AND EXHIBITS

Schedule A	Financial Covenants and Disclosures

Schedule B	Financial Statements and Reporting Requirements

Exhibit A	Other Business Locations of Borrower

Exhibit B	Covenant Compliance Certificate

Exhibit 1.4	Borrowing Request Form

Exhibit 2.2	Form of Borrowing Base Certificate

Exhibit 2.3	Form of Amended Revolving Note

Exhibit 2.6	Form of Term Note

Exhibit 3.1	Form of Security Agreement

Exhibit 6.1(1)	Permitted Liens

Exhibit 6.3	Existing Indebtedness

SCHEDULE A

FINANCIAL COVENANTS AND DISCLOSURES

The Borrower hereby covenants and agrees that it shall not:

Leverage Ratio. Permit the ratio of (a) the total liabilities that would be shown on the balance sheet of the Borrower as of any date, to (b) the Borrower’s Tangible Net Worth as of such date (the “Leverage Ratio”) to be greater than 1.0 to 1.0.

Minimum Tangible Net Worth. Permit Borrower’s Tangible Net Worth to be less than the aggregate of (i) Twenty Seven Million Five Hundred Thousand ($27,500,000.00) Dollars and (ii) Fifty (50%) percent of the aggregate after tax income of the Borrower for each fiscal year, commencing with the fiscal year ending December 31, 2006. Losses in subsequent fiscal years will not serve to decrease the aforesaid minimum level in effect as of each fiscal year end. The minimum Tangible Net Worth figure (now $27,500,000.00) shall be increased by the net amount of any new funds raised as a result of the issuance of securities of the Borrower.

Fixed Charge Coverage Ratio. Permit Borrower’s Fixed Charge Coverage Ratio to fall below 1.25 to 1.0, calculated on a rolling four quarters basis.

Unless the Lender otherwise consents in writing:

(a) Accounting Terms. Unless otherwise defined or specified in this schedule, all accounting terms shall be construed and all accounting determinations shall be made in accordance with GAAP.

(b) Calculation of Financial Covenants. The calculation of the financial covenants set forth above shall be measured quarterly against the financial statements required to be delivered to the Lender pursuant to Schedule B.

For purposes of this Schedule:

“EBITDA” – means for any period, Borrower’s net income (or net loss) during such period as determined in accordance with GAAP, plus the sum (without duplication) of (a) depreciation expense, (b) amortization expense, (c) other non-cash charges, (d) gross interest expense, and (e) total income tax expense, all as determined in accordance with GAAP.

“Fixed Charge Coverage Ratio” – means EBITDA minus (i) unfinanced capital expenditures, (ii) cash taxes, and (iii) dividends and distributions divided by the sum of (i) interest expense on indebtedness plus current maturities of long-term debt. For purposes of calculating “unfinanced capital expenditures” for any period, unfinanced capital expenditures shall be reduced by the then remaining net proceeds of the 2006 refinancing of the Borrower’s real estate mortgage (above the pay-off of existing mortgages), but not less than zero, and “cash taxes” shall be reduced by net operating losses which are eligible in accordance with the Internal Revenue Code to be carried over and applied to reduce income, but not less than zero (and any refunds shall be excluded from the calculations).

“Intangible Assets” - means assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

“Tangible Net Worth” - means Total Assets minus the sum of (i) Intangible Assets and (ii) Total Liabilities.

“Total Assets” - means total assets determined in accordance with GAAP.

EXHIBIT A

OTHER BUSINESS LOCATIONS

None.

SCHEDULE B

FINANCIAL STATEMENTS AND REPORTING

The Borrower will furnish to the Lender:

1. Quarterly Financial Statements. As soon as available, and, in any event, within forty five (45) days after the end of each calendar quarter, financial statements prepared by Borrower’s Chief Financial Officer, Treasurer or Certified Public Accountants, in 10-Q form, prepared in accordance with GAAP consistently applied and certified by the President, Treasurer or Chief Financial Officer of the Borrower as being true, accurate and complete;

2. Annual Financial Statements of Borrower. Within four (4) months after the end of each fiscal year, an annual financial statement, including, without limitation, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, and a statement of change in financial position of the Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year prepared in accordance with GAAP consistently applied, of audit quality as prepared by independent certified public accountants selected by the Borrower and approved by the Lender, which approval shall not be unreasonably withheld, and certified by the President, Treasurer of the Borrower or Chief Financial Officer of the Borrower as fairly presenting the Borrower’s financial position and results of operations, together with all management reports prepared by said accountants, and a copy of the Borrower’s 10-K Report;

3. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary or Affiliate, which, if determined adversely to the Borrower or any Subsidiary or Affiliate, could have a material adverse effect on the financial condition, properties, or operations of the Borrower or any Subsidiary or Affiliate. Any suit seeking in excess of One Hundred Thousand ($500,000.00) Dollars shall be deemed material for notice purposes;

4. Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

5. Tax Returns, Financials and General Information. Such other information respecting the condition or operations, financial or otherwise of Borrower and any successor in title thereto, and any Subsidiary or Affiliate, as the Lender may, from time to time, reasonably request;

6. Accounts Agings, Borrowing Base Certificate and Inventory and Fixed Asset Summary. Initially, on or before the initial borrowing request or any request for the issuance of a Letter of Credit, and thereafter, so long as any borrowings or Letters of Credit with an aggregate balance of more than Two Million ($2,000,000.00) Dollars remain outstanding, within fifteen (15) days after the end of each month, (a) an Accounts aging in such form as the Lender reasonably requests; (b) inventory and Fixed Asset summary report in a form satisfactory to the Lender; (c) a Borrowing Base Certificate, in the

form of Exhibit 2.2 or such other form as the Lender requires; and (d) a deposit balance report for the Borrower’s cash and cash equivalent balances, in form summary to the Lender;

7. Quarterly Compliance Certificates. Within forty-five (45) days after the end of each quarter, a Compliance Certificate in the form of Exhibit B or in such other form as the Lender requires and certified by the President, Treasurer of the Borrower or Chief Financial Officer of the Borrower;

8. Projections. As available, and, in any event, within fifteen (15) days of when approved by the Board of Directors or any executive committee, Borrower’s annual budget and projected performance; and

9. Acquisition Information. In the event of the acquisition by the Borrower of another business, whether by merger or by the purchase of stock or assets or otherwise, which acquisition has been approved by the Board of Directors of the Borrower, within ten (10) days of such acquisition, all information furnished to the Board of Directors and, within ten (10) days of request by Lender, such other information as the Lender may reasonably request, including, without limitation, forecasts, business plans and product descriptions.

EXHIBIT A

OTHER BUSINESS LOCATIONS

EXHIBIT B

COMPLIANCE CERTIFICATE TO FINANCIAL COVENANTS

WITH ACCOMPANYING FINANCIAL STATEMENTS

OF

BTU INTERNATIONAL, INC.

AS OF FISCAL QUARTER ENDED: __________________________

PURSUANT TO AN AMENDED AND RESTATED LOAN AGREEMENT DATED AS OF

DECEMBER 31, 2006

1. Minimum Tangible Net Worth. The Borrower shall maintain a minimum Tangible Net Worth equal to the sum of (i) $27, 500,000.00 and (ii) Fifty (50%) percent of the aggregate after tax income of the Borrower for each fiscal year commencing with the fiscal year ending December 31, 2006, evaluated quarterly beginning as of the quarter ending December 31, 2006 (subject to an adjusted minimum in the event of an acquisition of another business). Tangible Net Worth is defined as “Total Assets minus the sum of (i) Intangible Assets and (ii) Total Liabilities”.

A. Total assets
B. Intangible assets
C. A minus B
D. Total Liabilities
E. C minus D = Tangible Net Worth

In compliance	Violation

2. Leverage Ratio. Borrower shall maintain a Total Liabilities /Tangible Net Worth ratio of not greater than 1.0 to 1.0, which ratio shall be evaluated quarterly beginning December 31, 2006.

A. Total assets
B. Intangible assets
C. A minus B
D. Total liabilities
E. Tangible net worth (C minus D)
F. Ratio of D to E

In compliance	In violation

3. Fixed Charge Coverage Ratio. Borrower shall maintain a minimum Fixed Charge Coverage ratio of 1.25 to 1.0, which ratio shall be evaluated, on a rolling four quarters basis, quarterly beginning December 31, 2006.

A. EBITDA

B.     The sum of (i) Unfinanced Capital Expenditures after reduction for then remaining net proceeds from the 2006 real estate mortgage refinancing (but no less than zero), (ii) cash taxes (after application of NOLs carried forward and applied), but excluding tax refunds; and dividends and distributions

C. A minus B
D. Total interest expense on all indebtedness
E. Current Maturities of long term debt
F. D plus E
G. Ratio of C to F

In compliance	In violation

I hereby certify to the accuracy of the above information after review of the financial statements and books of BTU International, Inc.

BTU INTERNATIONAL, INC.

By:
(Signature)
Title:
Date:

EXHIBIT 1.4

FORM OF BORROWING REQUEST

This Request for Advance is made as of                     , 200      by BTU INTERNATIONAL, INC. (the “Borrower”) pursuant to the Amended and Restated Loan Agreement dated as of December 31, 2006 (as hereafter amended from time to time, the “Loan Agreement”) by and between the Borrower and SOVEREIGN BANK (the “Bank”).

The Borrower hereby requests an advance (the “Advance”) under the Revolving Credit as follows:

1. Principal Amount of Advance:	$_________________

2. Interest Rate:	— Prime Rate Loan; or

— LIBOR Rate Loan

It is requested that the above-described Advance be funded by a deposit to Borrower’s Sovereign Bank Account No. 84992018808.

All capitalized terms used herein which are not defined herein shall have the meanings assigned to them in the Loan Agreement.

In connection with the above-requested Advance, the Borrower hereby represents and warrants to the Bank as follows:

1. There has been no adverse change in the financial condition or business since the most recent financial information furnished to the Bank;

2. No Event of Default has occurred and is continuing; and no event which with the passage of time or the giving of notice, or both, would constitute an Event of Default has occurred and is continuing;

3. Each of the representations and warranties set forth in the Loan Agreement are true and accurate as of the date hereof with the same effect as though such representations and warranties had been made on the date hereof; and

4. The execution and delivery of this Request for Advance has been duly authorized by all requisite corporation action

All Advances made pursuant to this request shall be secured by the same collateral, if any, which secures other advances under the Revolving Credit.

Executed as an instrument under seal as of the date first written above.

BTU INTERNATIONAL, INC.

By:
Name:
Duly Authorized

EXHIBIT 2.2

BORROWING BASE CERTIFICATE

BTU International, Inc.

Pursuant to an Amended and Restated Loan Agreement between the undersigned as Borrower, and Sovereign Bank as the Lender, dated as of December 31, 2006 as may be modified, amended or extended from time to time, the undersigned hereby requests loan availability as outlined below. The following is a true and accurate calculation of borrowing availability under the Agreement as of                    :

Cash Deposits

1. Cash deposits Per Attached, limited to $1,000,000:

2. Gross Accounts Receivable Per Attached Aging For Period End:

3. Less: Accounts Receivable aged more than 90 days from due date;

4. Less: Contra Accounts Receivable:

5. Less: Accounts Receivable less than 90 days from due date with greater than 50% aged more than 90 days from due date;

6. Eligible Accounts Receivable (Line 2 minus Lines 3, 4 and 5):

7. Accounts Receivable Advance Rate:	80%

8. Net Availability from Receivables (“Line 6 x Line 7):

Inventory

9. Total Inventory per Attached for Period End:

10. Less ineligible inventory as Defined:

11. Eligible Inventory (Line 9 minus Line 10):

12. Inventory Advance Rate:	35%

13. Net Availability from Inventory (Line 11 x Line 12): (Inventoryavailability not to exceed $4,000,000)

Fixed Assets

14. Fixed Assets as Defined, per attached:

15. Fixed Assets advance rate:	80%

16. Net Availability from Fixed Assets (Line 14 x Line 15)

17. Total Availability

18. Total Gross Availability (Line 8 plus Line 13 and Line 16):

19. End of Period Loan Balance:

20. Outstanding Letters of Credit:

21. Total Borrowings (Line 19 plus Line 20):

22. Borrowing Base Excess / Shortfall Line 18 minus Line 21):

The Borrower hereby certifies that all representations and warranties contained in the Agreement are true and accurate in all material respects on the date of this Certificate and on the effective date of the subject loan request herein as though such representations and warranties had been made on those dates.

BTU INTERNATIONAL, INC.

By:
Name:
Title:
Date:

EXHIBIT 2.3

FORM OF REVOLVING NOTE

AMENDED AND RESTATED REVOLVING CREDIT NOTE

$15, 000,000.00	BOSTON, MASSACHUSETTS
DECEMBER 31, 2006

FOR VALUE RECEIVED, BTU INTERNATIONAL, INC., a Delaware corporation with a principal place of business at 23 Esquire Road, North Billerica, Massachusetts 01862 (the “Borrower”) promises to pay to the order of SOVEREIGN BANK, (the “Lender”) at its offices at 75 State Street, Boston, Massachusetts 02109, or at such other place as the holder of this note may from time to time designate in writing on the Termination Date (defined below), the principal sum of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00), or the aggregate unpaid principal amount of all advances made by the Lender to the Borrower as part of the Revolving Credit pursuant to the Amended and Restated Loan Agreement dated as of December 31, 2006, as from time to time in effect, between the Lender and the Borrower (the “Loan Agreement”). The Borrower promises to pay interest on each advance at the rate set forth in the Loan Agreement and to pay all taxes levied or assessed upon said principal sum against any holder of this Note and all costs, including reasonable attorney’s fees incurred in the collection, defense, preservation, enforcement or protection of this Note, in the foreclosure of any mortgage or security interest now or hereafter securing the same or in any proceedings to otherwise enforce or protect this Note or any security therefor. All advances shall be due and payable as set forth herein, but if not sooner paid, this Note and all amounts due hereunder shall be due and payable on December 31, 2010 (as it may be extended by the Lender, in its sole the discretion, the “Termination Date”). Pursuant to the Loan Agreement, the Borrower may convert advances made hereunder to term loans evidenced by term notes. To the extent any such advances are converted to term loans, then as advances are converted, then the amounts so converted shall be evidenced by Term Notes and all outstanding principal balances of all Term Loans will reduce the amounts available hereunder dollar for dollar. Amounts converted to Term Loans and repaid may not be re-borrowed hereunder.

All loans made by the Lender as part of the Revolving Credit pursuant to the Loan Agreement and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such loan then outstanding shall be endorsed by the Lender on a schedule to be attached hereto and to become a part hereof; provided, however, that the failure of the Lender to make or attach any such recordation or endorsement shall not affect the obligations of the Borrower under this Note, such Loan Agreement or any other document related thereto.

This Note evidences borrowings under, and is entitled to the benefits of, and is subject to the provisions of, the Loan Agreement. The principal of this Note is prepayable in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Loan Agreement. Terms defined in the Loan Agreement are used herein with the meanings so defined.

In case an Event of Default shall occur and be continuing, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Borrower hereby assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, and to the addition, release and/or substitution of all or any portion of any collateral now or hereafter securing this Note.

This Note shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Signed as a sealed instrument as of the day and year first written above.

BTU INTERNATIONAL, INC.

By:
Witness		Thomas P. Kealy
Vice President, Corporate Controller and Chief Accounting Officer

EXHIBIT 2.6

FORM OF TERM NOTE

TERM PROMISSORY NOTE

$[__,000.00]	BOSTON, MASSACHUSETTS
_____, 200__

FOR VALUE RECEIVED, on ________________200__ (the “Maturity Date”), BTU INTERNATIONAL, INC., a Delaware corporation with a principal place of business at 23 Esquire Road, North Billerica, Massachusetts 01862 (hereinafter called “Borrower”) promises to pay to the order of SOVEREIGN BANK, (hereinafter called “Lender”) at its offices at 75 State Street, Boston, Massachusetts 02109, or at such other place as the holder of this Note may from time to time designate in writing, the principal sum of [ MINIMUM OF $500,00.00]         AND 00/100 DOLLARS ($ ,000.00)], in lawful money of the United States. The Borrower also promises to pay interest monthly in arrears on the outstanding principal balance at the rate or rates provided in the Loan Agreement monthly in arrears with each installment of principal and to pay all taxes levied or assessed upon said principal sum against any holder of this Note and all costs, including reasonable attorney’s fees incurred in the collection, defense, preservation, enforcement or protection of this Note, in the foreclosure of any mortgage or security interest now or hereafter securing the same or in any proceedings to otherwise enforce or protect this Note or any security therefore. Payments of principal shall be made in <________(____ )> successive quarterly installments as follows:

< ________(_____ )> equal successive quarterly installments in the amount of <______________ DOLLARS ($________ )> commencing <___________ > and continuing on the < __________> day of each successive quarter thereafter, with the final and <__________(_________ )> installment being due and payable on the Maturity Date, said installment being an amount equal to the balance of all unpaid principal and accrued interest.

This Note evidences borrowings under, and is entitled to the benefits of, and is subject to the provisions of, the Amended and Restated Loan Agreement dated as of December 31 2006, as from time to time in effect (the “Loan Agreement”), between the Borrower and the Lender. The principal of this Note is prepayable in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Loan Agreement. Terms defined in the Loan Agreement are used herein with the meanings so defined.

In case an Event of Default shall occur and be continuing, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

This Note shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

The parties hereto, including the Borrower and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Loan Agreement, and assent to extensions of time of payment, forbearance or other indulgence without notice.

Signed as a sealed instrument as of the day and year first written above.

BTU INTERNATIONAL, INC.

By:
Witness	Name:
Title:

EXHIBIT 3.1

FORM OF SECURITY AGREEMENT

(SECTION 3.1)

SECURITY AGREEMENT

(All Assets Other than Real Estate)

THIS SECURITY AGREEMENT is entered into at Boston, Massachusetts, as of this __ day of             , 200____ by and between BTU INTERNATIONAL, INC., a Delaware corporation with its chief executive office, principal place of business and mailing address at 23 Esquire Road, North Billerica, Massachusetts 01862 (hereinafter called the “Borrower”) and SOVEREIGN BANK (hereinafter called the “Bank”).

The tangible Collateral, including the Inventory and Equipment, which is the subject matter of this Agreement is and will be kept at: 23 Esquire Road, North Billerica, Massachusetts 01862 and the other locations described on Exhibit A of the Loan Agreement, as defined below. The Borrower warrants that the Borrower has no places of business except as set forth in the preceding sentence, except for additional locations identified on Exhibit A. All records concerning Borrower’s accounts, contract rights and other property are at 23 Esquire Road, North Billerica, Massachusetts 01862.

1. In consideration of the Bank’s extending credit and other financial accommodations to the Borrower, the Borrower hereby grants to the Bank a security interest in (including, without limitation, a lien on and pledge of) all of the Borrower’s Collateral (as hereinafter defined).

The security interest granted by this Agreement is given to and shall be held by the Bank as security for the payment and performance of all Obligations (as hereinafter defined). After the occurrence and during the continuation of an Event of Default, if the Bank shall have declared the Obligations to be immediately due and payable pursuant to Section 7.2 of the Loan Agreement, the Bank shall have the unrestricted right from time to time to apply the proceeds of any of the Collateral to any of the Obligations, as the Bank in its sole discretion may determine.

During the continuance of this Agreement, the Borrower will, at such intervals as the Bank may request, notify the Bank, upon a form satisfactory to the Bank, of all Collateral which has come into existence since the date hereof or the date of the last such notification, including, without limitation, the delivery of schedules of the Collateral.

2. The following definitions shall apply:

(a) “Collateral” shall mean all the Borrower’s present and future right, title and interest in and to any and all of the following property, whether such property be now existing or hereafter created, acquired or arising or now or hereafter received by or belonging or owing to the Borrower:

(i) All Inventory;

(ii) All accounts, (as these terms are defined in the Uniform Commercial Code, as hereafter defined), including, without limiting the generality of the foregoing, “Health-Care-

Insurance Receivables”, accounts receivable, and all contract rights, and chattel paper, including without limiting the generality of the foregoing, “Electronic Chattel Paper”, regardless of whether or not any of the foregoing constitute proceeds of other Collateral;

(iii) All general intangibles, regardless of whether or not they constitute proceeds of other Collateral, including, without limitation, all the Borrower’s rights (which the Bank may exercise or not as it in its sole discretion may determine) to acquire or obtain goods and/or services with respect to the manufacture, processing, storage, sale, shipment, delivery or installation of any of the Borrower’s Inventory or other Collateral;

(iv) All products and accessions to any of the Collateral;

(v) All tax refunds of every kind and nature to which the Borrower is now or hereafter may become entitled no matter however arising, including, without limitation, loss carry back refunds;

(vi) All obligations, debts and liabilities owing to the Borrower of every kind and nature, from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefore, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services, and all choses in action;

(vii) All goodwill, trade secrets, records, files, computer programs, and software and data, customer lists, ledger sheets, trade names, trade secrets, copyrights, trademarks and patents;

(viii) All documents and instruments (whether negotiable or nonnegotiable, and regardless of their being attached to chattel paper), including, without limitation, all notes, bills, drafts and acceptances and all security entitlements, financial assets and other investment property, as these terms are defined in the Uniform Commercial Code;

(ix) All Equipment, including without limitation, machinery, furniture, trade fixtures and all other goods used in the conduct of the Borrower’s business, and including, without limitation, all motor vehicles now or hereafter owned or acquired by the Borrower;

(x) All books and records (including, without limiting the generality of the foregoing all electronically recorded data), whether now owned or existing or hereafter acquired, created or arising, including, without in any way limiting the generality of the foregoing, those relating to its accounts;

(xi) All deposit accounts and other bank accounts of any kind maintained by the Borrower with any bank, trust company, investment firm or fund, or any similar institution or organization;

(xii) All commercial tort claims, letters of credit and letter of credit rights, as these terms are defined in the Uniform Commercial Code; and

(xiii) All proceeds of Collateral of every kind and nature and in whatever form, including, without limitation, both cash and non-cash proceeds resulting or arising from the rendering of services by the Borrower or the sale or other disposition by the Borrower of the Inventory or other Collateral and all insurance proceeds payable under insurance policies relating to any items of Collateral and rents and profits resulting from the temporary use of Collateral;

Provided, however, that “Collateral” shall not include any of the Borrower’s interests in real property, including fixtures.

(b) “Contract Rights” or “contract rights” means the rights of the Borrower to payment under contracts not yet earned by performance and not evidenced by instruments or chattel paper.

(c) “Intellectual Property” shall mean

(i) all copyrights owned by the Borrower that are registered with the United States Copyright Office (or any office maintaining registration of copyrights in any foreign jurisdiction) and all applications for such registration; and

(ii) all trademarks, tradenames, service marks, service names and patents owned by the Borrower that are registered with the United States Patent and Trademark Office (or any office maintaining registration of such items in any state of the United States of America or any foreign jurisdiction) and all applications for such registration.

(d) “Inventory” shall include, without limitation, any and all goods, wares, merchandise and other tangible personal property, including raw materials, work in process, supplies and components, and finished goods, whether held by the Borrower for sale or other disposition, and also including any returned or repossessed Inventory detained from or rejected for entry into the United States by the appropriate governmental authorities, all products of and accessions to Inventory and including documents of title, whether negotiable or nonnegotiable, representing any of the foregoing.

(e) “Debtor(s)” shall mean the Borrower’s customers who are indebted to the Borrower, sometimes also referred to as “account debtors”.

(f) “Loan Documents” shall mean any and all agreements, instruments, documents, security agreements, mortgages, financing statements, and supplements thereto and relating to the Amended and Restated Loan Agreement dated as of December 31, 2006 between the Bank and the Borrower, as the same may be amended, supplemented or restated from time to time, (the “Loan Agreement”), or entered into between the Borrower in favor of, or with, the Bank, at any time, for any purpose, including, without limitation, the Loan Agreement, any Term Notes, as defined in the Loan Agreement, hereafter executed by the Borrower, and the Security Agreement, if any, executed by the Borrower.

(g) “Obligation(s)” shall include, without limitation, all loans, advances, indebtedness, notes, liabilities and amounts, liquidated or unliquidated, owing by the Borrower and/or its parent or subsidiaries, including without limitation under the Loan Agreement to the Bank at any time, each of every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to the Bank; or are due indirectly by the Borrower to the Bank as endorser or guarantor; or as obligor of obligations due to third persons which have been endorsed or assigned to the Bank; or otherwise), absolute or contingent, due or to become due, now existing or hereafter contracted, and all obligations arising under the Loan Documents, and any and all overdrafts of Borrower, and including, without limiting the generality of the foregoing, all Hedging Obligations, as defined in the Loan Agreement. Said term shall also include all interest and other charges chargeable to the Borrower and/or any guarantor or due from the Borrower to the Bank from time to time and all costs and expenses referred to in Paragraph 7 of this Agreement.

(h) “Person” or “Party” shall include individuals, firms, corporations and all other entities.

(i) “Event of Default” shall mean the occurrence of any one or more of the Events of Default specified in the Loan Agreement, or any default or breach of the Borrower of any of the covenants or provisions set forth in this Agreement, not cured within the applicable grace or cure period, if any, or in the event this Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interests in and to the property purported to be subject hereto or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any subsidiary or guarantor of the Borrower;

(j) “Equipment” shall mean and include all the Borrower’s machinery, equipment, furniture, trade fixtures, (other than items that constitute “fixtures” under applicable real property law), motor vehicles, and intending to include all tangible personal property utilized in the conduct of the Borrower’s business (but excluding therefrom Inventory, as that term is defined in the Code), and all replacements or substitutions therefor and all accessions thereto.

All words and terms used in this Agreement other than those specifically defined in Paragraph 2, and except as specifically otherwise provided elsewhere in this Agreement, shall be deemed to have the meanings accorded to them in the Massachusetts Uniform Commercial Code as amended from time to time (herein the “Code”).

3. After the occurrence and during the continuation of an Event of Default and after notice by the Bank to the Borrower, all proceeds of and collections of the Collateral shall be held in trust by the Borrower for the Bank and shall not be commingled with the Borrower’s other funds or deposited in any bank account of the Borrower; and the Borrower agrees to deliver to the Bank on the dates of receipt thereof by the Borrower, duly endorsed to the Bank or to the bearer, or assigned to the Bank, as may be appropriate, all proceeds of the Collateral in the identical form received by the Borrower.

4. After the occurrence and during the continuation of an Event of Default the Borrower may grant such allowances or other adjustments to Debtor(s) as the Borrower may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of the Inventory (subject to the provisions set forth in this Agreement with reference to returned Inventory), unless the Bank shall specifically direct otherwise in writing,

5. Intentionally omitted.

6. Intentionally omitted.

7. The Borrower shall pay to the Bank any and all costs and expenses (including, without limitation, reasonable attorney’s fees, court costs, litigation and other expenses) incurred or paid by the Bank in establishing, maintaining, protecting or enforcing any of the Bank’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank in defending the Bank’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Collateral.

8. From and after notice to the Borrower pursuant to Paragraph 3, at the expiration of such period of time after receipt by the Bank as the Bank determines is reasonably sufficient to allow for clearance or payment of any items, the cash proceeds of the Collateral shall be credited to the Obligations, it being specifically understood and agreed, however, that an account receivable, contract right, general intangible, negotiable or nonnegotiable instrument (other than a check), or other non-cash proceeds shall not be so credited until actual payment thereof. All such credits shall, however, be conditional upon final payment to the Bank of the items giving rise to them and if any item is not so paid, the amount of any credit given for it shall be charged as a debit in said Borrower’s loan account, if any, or against any deposit account of the Borrower with the Bank, whether or not the item is returned.

9. The Borrower shall hold its books and records relating to the Collateral in a manner reasonably satisfactory to the Bank; and shall deliver to the Bank from time to time promptly at its request, all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and the Borrower will deliver to the Bank promptly at the Bank’s request from time to time additional copies of any or all such papers of writings, and such other information with respect to any of the Collateral and such schedules of Inventory, schedules of accounts and such other writings as the Bank may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or the Bank’s security interest in the Collateral.

10. The Borrower shall promptly make, stamp or record such entries or legends on the Borrower’s books and records or on any of the Collateral as the Bank shall request from time to time to indicate and disclose that the Bank has a security interest in such Collateral.

11. The Bank, or its representatives, at any time and from time to time on reasonable notice and at reasonable times, shall have the right, and the Borrower will permit them:

(a) to examine, check, make copies of or extracts from any of the Borrower’s books, records and files (including, without limitation, orders, and original correspondence);

(b) to inspect and examine the Borrower’s Inventory or other Collateral; and

(c) to verify the Collateral or any portion or portions thereof or the Borrower’s compliance with the provisions of this Agreement.

12. The Borrower will execute and deliver to the Bank any writings and do all things necessary, effectual or requested by the Bank to carry into effect the provisions and intent of this Agreement, or to vest more fully in or assure to the Bank (including, without limitation, all steps to create and perfect) the security interest in the Collateral granted to the Bank by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral, including the furnishing at the Borrower’s own cost and expense, at such intervals as the Bank may establish from time to time, of reports, financial data and analyses satisfactory to the Bank.

13. The Borrower covenants with and warrants to the Bank:

(a) That all Equipment and Inventory in which the Bank is now or hereafter given a security interest pursuant to this Agreement will at all times be kept and maintained in good order and condition at the sole cost and expense of the Borrower.

(b) That the Borrower will maintain in force one or more policies of insurance on all Equipment, Inventory and all other tangible Collateral against risks of fire (with customary extended coverage), sprinkler leakage, theft, loss or damage and other risks customarily insured against by companies engaged in businesses similar to that of the Borrower in such amounts, containing such terms, in such form, for such periods, covering such hazards and written by such companies as may be reasonably satisfactory to the Bank, such insurance to be payable to the Bank as its interest may appear in the event of loss after the occurrence and during the continuation of an Event of Default, no loss shall be adjusted thereunder without the Bank’s approval; and all such policies shall provide that they may not be canceled without first giving at least ten (10) days’ written notice of cancellation to the Bank. In the event that the Borrower fails to provide evidence of the maintenance of such insurance satisfactory to the Bank, the Bank may, at its option, secure such insurance and charge the cost thereof to the Borrower and as a debit charge in the Borrower’s loan account, if any, or any other accounts of the Borrower with the Bank. At the option of the Bank, after the occurrence and during the continuation of an Event of Default, all insurance proceeds received from any loss or damage to any of the Collateral shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations.

(c) That at the date hereof the Borrower is (and as to Collateral that the Borrower may acquire after the date hereof, will be) the lawful owner of the Collateral, and that the Collateral, and each item thereof, is, will be, and shall continue to be free of all restrictions, liens, encumbrances, or other right, title or interest (other than the security interest therein granted to the Bank hereby, or permitted by the Loan Agreement) that the Borrower has and will have full power and authority to grant to the Bank a security interest, in, and will not transfer, assign, sell (except sales or other dispositions in the ordinary course of business in respect to Inventory as expressly permitted in Paragraph 3 of this Agreement), pledge, encumber, subject to lien or grant any security interest in any of the Collateral (or any of the Borrower’s right, title or interest therein) to any person other than the Bank or as permitted by the Loan Agreement; and that the Borrower will warrant and defend the Bank’s right to and interest in the Collateral against all claims and demands of all persons whatsoever.

(d) That no contract right, account, general intangible or chattel paper is or will be represented by any note or other instrument (negotiable or otherwise), and that no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper, except such instruments or chattel paper as have been or forthwith upon receipt by the Borrower following the occurrence and during the continuation of an Event of Default and the giving of notice by the Bank as provided in Section 7.2 of the Loan Agreement will be delivered to the Bank (duly endorsed or assigned, as may be appropriate), such delivery, in the case of chattel paper, to include all executed copies except those in the possession of the installment buyer (provided, that if the Bank elects to leave chattel paper in the possession of the Borrower, such procedure shall be subject to the Borrower’s compliance with the provisions of Paragraph 10 hereof and to the Bank’s right to require delivery and endorsement or assignment of such chattel paper by the Borrower to the Bank whenever the Bank shall so request); and following the occurrence and during the continuation of an Event of Default and the giving of notice by the Bank as provided in Section 7.2 of the Loan Agreement any security for or guaranty of any of the Collateral shall be delivered to the Bank immediately upon receipt thereof by the Borrower, with such assignments and endorsements thereof as the bank may request.

(e) (i) That, except as the Bank may otherwise approve in writing, and except for sale, processing, use, consumption or other disposition in the ordinary course of business, the Borrower will keep all Inventory at one or more of the locations specified in the preamble to this Agreement.

(ii) That the Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where the Borrower’s records relating to its accounts and contract rights, respectively, are kept, and shall not remove such records, or any of them, to another state without giving the Bank at least thirty (30) days’ prior written notice thereof.

(iii) That the Borrower’s chief executive office is correctly stated in the preamble to this Agreement, that the Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each of its other places of business, and that the Borrower shall not change the location of such chief office or open any new, or close, move or change any existing or new place of business without giving the Bank at least thirty (30) days’ prior written notice thereof.

(f) That the Bank shall not be deemed to have assumed any liability or responsibility to the Borrower or any third person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to the Borrower by the Bank (which shall automatically be deemed to be without recourse to the Bank in any event), or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and that the Bank, by accepting such security interest in the Collateral, or by releasing any Collateral to the Borrower, shall not be deemed to have assumed any obligation or liability to any supplier or Debtor or to any other third party, and the Borrower agrees to indemnify and defend the Bank and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this Paragraph 13(f).

(g) Intentionally omitted.

(h) That the Borrower will immediately notify the Bank of any loss or damage to, or material diminution in or any occurrence which would materially and adversely affect the value of, the Inventory or other Collateral. In the event that the Bank, in its sole discretion, shall determine that there has been any such material loss, damage or material diminution in the value of any of the assets included in the Borrowing Base, then any such assets which have been lost, damaged or otherwise diminished in value shall be excluded from the calculation of the Borrowing Base, without regard as to whether there is insurance coverage therefore. If the outstanding Loans exceed the Borrowing Base calculated after the exclusion of assets as a result of such casualty, then, at the Bank’s election, exercised in its sole discretion, within thirty (30) days of notice, the Borrower shall pay, to the Bank such amount so that the Borrower is in compliance with the Borrowing Base, or, alternatively, provide substitute collateral which is satisfactory to the Bank in its sole discretion.

(i) That the Bank may from time to time in the Bank’s discretion hold and treat any deposits or other sums at any time credited by or due from the Bank to the Borrower and any securities or other property of the Borrower in the possession of the Bank, whether for safekeeping or otherwise, as collateral security for and apply or set the same off against any Obligations after the occurrence and during the continuance of an Event of Default.

(j) That if any of the Collateral includes a charge for, or if any loan by the Bank to the Borrower shall be subject to any tax payable to any governmental taxing authority, the Borrower shall pay such tax independently when due. The Bank may retain the full proceeds of the Collateral and the Borrower will indemnify and save the Bank harmless from any loss, cost, liability or expense (including, without limitation, reasonable attorney’s fees), in connection therewith other than such as shall be caused by the Bank’s willful misconduct, gross negligence or acts taken in bad faith.

(k) That at any time or times after the occurrence and during the continuation of an Event of Default, the Bank may notify any Debtor or Debtors of its security interest in the Collateral and collect all amounts due thereon; and the Borrower agrees, at the request of the Bank, to notify all or any of the Debtors in writing of the Bank’s security interest in the Collateral in whatever manner the Bank requests, and if the Bank so requests, to permit the Bank to mail such notices at the Borrower’s expense.

(1) That the Bank may, at its option, from time to time, discharge any taxes, liens or encumbrances on any of the Collateral not permitted by the Loan Agreement, or take any other action that the Bank may deem proper to maintain or preserve its security interest in the Collateral, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it or as a debit charge against the Borrower’s loan account, if any, or any other deposit account of the Borrower with the Bank.

(m) If any of Borrower’s accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Bank thereof in writing and execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts-shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.

(n) That all representations now or hereafter made by the Borrower to the Bank, whether in this Agreement or in any supporting or supplemental reports, statements or documentation, including, without limitation, statements relating to the Collateral and financial statements, are, and will be, at and as of the date when made true and correct in all material respects.

(o) Except for the Bank’s gross negligence or willful misconduct or acts taken in bad faith, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys, fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Bank’s agreement to make loans available to Borrower and the termination of this Agreement.

(p) The Borrower shall duly authorize, execute and deliver to the Bank separate memoranda of security interests provided by the Bank with respect to the Intellectual Property for filing in the offices described. Upon the registration of any additional Intellectual Property (or the filing of applications therefor) in the offices described above, the Borrower shall notify the Bank and duly authorize, execute and deliver to the Bank separate memoranda of security interests covering such additional Intellectual Property for filing in such offices.

14. The Borrower hereby irrevocably constitutes and appoints the Bank as the Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Borrower but for the sole benefit of the Bank, to be exercised only after the occurrence and during the continuation an Event of Default and the giving of the notice as provided by Section 7.2 of the Loan Agreement, to convert the Collateral into cash, including without limitation, the sale (either public or private) of all or any portion or portions of the Inventory and other Collateral; to enforce collection of the Collateral, either in its own name or in the name of the Borrower, including, without limitation, executing releases, compromising or settling with any Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to notify Post Office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank shall designate; to receive, open and dispose of all mail addressed to the Borrower received at such address and to take therefrom any remittances or proceeds of Collateral in which the Bank has a security interest; to endorse the name of the Borrower in favor of the Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature received at such address; to sign and endorse the name of the Borrower on and to receive as secured party any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of the Borrower or any notice to the Debtors or on verification of the Collateral; and to sign and file or record on behalf of the Borrower any financing or other statement in order to perfect or protect the Bank’s security interest. The Bank shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Bank elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to the Borrower except for willful misconduct, gross negligence, or acts taken in bad faith. All powers conferred upon the Bank by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of the Borrower to the Bank shall remain unpaid.

Additionally, to the extent permitted by the provisions of section 3.2 of the Loan Agreement, the Borrower hereby irrevocably authorizes the Bank to file or record on behalf of the Borrower any UCC financing statements, amendments, continuation statements or other filings or statements of any kind or nature in order to perfect, further perfect, evidence and/or otherwise protect the Bank’s security interest in the Collateral without any signature of the Borrower and, to the extent any signature of the Borrower is required or desirable, the Borrower hereby irrevocably constitutes and appoints the Bank as the Borrower’s true and lawful attorney, with full power of substitution, to be exercised at any time, at the sole cost and expense of the Borrower, but for the sole benefit of the Bank, to sign and file or record on behalf of the Borrower any financing statements, amendments, continuation statements or other filings or statements of any kind or nature in order to perfect, further perfect, evidence and/or otherwise protect the Bank’s security interest in the Collateral.

15. Whenever the Bank deems it desirable that any legal action be instituted with respect to any Collateral or that any other action be taken in an attempt to effectuate collection of any Collateral, the Bank may reassign the item in question to the Borrower (and if the Bank shall execute any such reassignment, it shall automatically be deemed to be without recourse to the Bank in any event) and require the Borrower to proceed with such legal or other action at the Borrower’s sole liability, cost and expense, in which event all amounts collected by the Borrower on such item shall nevertheless be subject to the provisions of the last sentence of Paragraph 3 of this Agreement.

16. Additionally, the Bank is hereby authorized, at its election, at any time or times after an Event of Default has occurred and during the continuation thereof, if the Bank has given the notice as provided by Section 7.2 of the Loan Agreement, and without any further demand or notice except to such extent as notice may be required by applicable law, to sell or otherwise dispose of all or any of the Collateral at public or private sale, and the Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it by applicable law, all as the Bank may determine. If notice of a sale or other action by the Bank is required by applicable law, the Borrower agrees that ten (10) days’ written notice to the Borrower, or the shortest period of written notice permitted by such law, whichever is larger, shall be sufficient; and that to the extent permitted by such law, the Bank, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations, and any sale (public or private) shall be free from any right of redemption, which the Borrower hereby waives and releases. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money other than the Bank. Any balance of the net proceeds of sale remaining after paying all direct Obligations of the Borrower to the Bank, and all costs and expenses of manufacturer, processing, completion or installation of the Inventory; collection, storage, custody, sale and delivery of the Inventory, the Equipment, and/or the Collateral, including, without limitation, reasonable attorneys’ fees, and after retaining as collateral security or applying as the Bank may elect (in whole or in part at any time and from time to time) amounts equal to the aggregate of all other Obligations shall be returned to the Borrower or to such other party as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for the same, with interest as provided in the Loan Agreement. Upon demand by the Bank, the Borrower shall assemble the Collateral and make it available to the Bank at a place designated by the Bank which is reasonably convenient to the Bank and the Borrower.

17. The Borrower waives notice of nonpayment, demand, presentment, protest or notice of protest of the Collateral, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof. No delay or omission of the Bank in exercising or enforcing any of its rights, powers, privileges, remedies, immunities or discretions (all of which are hereinafter collectively referred to as the “Bank’s rights and remedies”) hereunder shall constitute a waiver thereof; and no waiver by the Bank of any default of the Borrower hereunder shall operate as a waiver of any other default hereunder. No term or provision hereof shall be waived, altered or modified except with the prior written consent of the Bank, which consent makes explicit reference to this Agreement. Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between the Bank and the Borrower at any time (whether before, during or after the effective date or term of this Agreement), shall be construed in any particular as a waiver, modification or limitation of any of the Bank’s rights and remedies under this Agreement (nor shall anything in this Agreement be construed as a waiver, modification or limitation of any of the Bank’s rights and remedies under any such other agreement or transaction) but all of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any such other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

18. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

19. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon, notwithstanding payment of all Obligations of the Borrower to the Bank at any time or times) until terminated as to future transactions by written notice from either party to the other party of the termination hereof; provided that any such termination shall not release or affect any Collateral in which the bank already has a security interest or any Obligations incurred or rights accrued hereunder prior to the effective date of such notice (as hereinafter defined) of such termination. Notwithstanding any such termination, the Bank shall have a security interest in all Collateral to secure the payment and performance of Obligations arising after such termination as a result of commitments or undertakings made or entered into by the Bank prior to such termination. Upon the later to occur of the effective date of any such termination and the date on which all Obligations are paid in full, the Bank shall terminate its security interests in the Collateral and the Bank shall deliver to Borrower termination statements with respect thereto. The Bank may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights and obligations of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral.

20. This Agreement is intended to take effect as a sealed instrument and has been executed or completed and is to be performed in Massachusetts, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the domestic laws of The Commonwealth of Massachusetts.

21. Notwithstanding the existence of any other security interests in the Collateral described in this Agreement held by the Bank or by any other party, or the existence of any other mortgage or security interest in any other property or collateral of the Borrower or of any co-obligor, guarantor or endorser held by the Bank or any other party, the Bank shall have the right to determine the order in which any or all of said collateral and property, including the Collateral, shall be subjected to the remedies provided herein and in any other security agreement or mortgage granted by the Borrower or any other party and the right to determine the order in which any or all portions of the Obligations secured hereby are satisfied from the proceeds realized upon the exercise of the remedies provided herein or therein. The Borrower and any party who consents to this interest in the said Collateral and other property and who has actual or constructive notice hereof hereby waives and shall be deemed to have waived any and all rights to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein,

22. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission), with a copy via overnight delivery by a nationally recognized courier service; or

(b) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Borrower:

BTU International, Inc.

23 Esquire Road

North Billerica, Massachusetts 01862,

Attention: President

Phone: (978) 667-4111

Fax: (978) 667-3377

With a copy to:

Peter H. Dodson, Esquire

Ropes & Gray

Ropes & Gray LLP

One International Place

Boston, MA 02110

Phone: (617) 951-7677

Fax: (617) 951-7050

If to the Lender:

Sovereign Bank

75 State Street

Mail Stop: MA1-SST-04-10

Boston, Massachusetts 02109

Attention: Jorge Schwarz

Phone: (617) 757-5662

Fax: (617) 346-7330

With a copy to:

Richard J. Levin, Esquire

Cumsky & Levin LLP

6 University Road

Cambridge, Massachusetts 02139

Phone: (617) 492-9700

Fax: (617) 492-9020

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SOVEREIGN BANK

By:
Jorge Schwarz, Vice President

BTU INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT 6.1(1)

PERMITTED LIENS

1.	Secured Party: Citicorp Del Lease, Inc.
File Number: 30951510
Filing Date: 4/4/2003

2.	Secured Party: Salem Five Cents Savings Bank
File Number: 40508038
Filing Date: 2/10/2004

EXHIBIT 6.3

EXISTING INDEBTEDNESS

1.	Mortgage, Security Agreement and Assignment dated December 23, 2003 between Borrower and Salem Five Cents Savings Bank.

2.	Lease for AMP Connector, dated February 1992.

3.	Lease for fork lift with Citicorp Del Lease, Inc., dated March 2003.

4.	Lease for 2004 Subaru Forester with Leasing Associates, dated January 2004.

5.	Lease for Postal Machine, dated February 2005.

6.	Lease with BMW Financial Services, dated November 2005.

7.	Lease for copier with GE Capital- Lanier Devices, dated February 2006.

8.	Agreement for copier maintenance with Lanier Worldwide, Inc., dated February 2006.

9.	Lease for 2006 Honda Odyssey with American Honda Finance, dated April 2006.